                                                                   EXHIBIT 99.G4

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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-Q

                            ------------------------

(MARK ONE)

[X]             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 1999, or

[ ]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM                TO

COMMISSION FILE NUMBER 1-10070

                             MCN ENERGY GROUP INC.
             (Exact name of registrant as specified in its charter)

                                    MICHIGAN
                        (State or other jurisdiction of
                         incorporation or organization)

                     500 GRISWOLD STREET, DETROIT, MICHIGAN
                    (Address of principal executive offices)
                                   38-2820658
                                (I.R.S. Employer
                              Identification No.)

                                     48226
                                   (Zip Code)

        Registrant's telephone number, including area code 313-256-5500

                                   NO CHANGES
   (Former name, former address and former fiscal year, if changed since last report.)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes [X]             No [ ]

     Number of shares outstanding of each of the registrant's classes of common stock, as of November 12, 1999:

               Common Stock, par value $.01 per share: 85,655,381

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

                               INDEX TO FORM 10-Q

                      FOR QUARTER ENDED SEPTEMBER 30, 1999

                                                               PAGE
                                                              NUMBER
                                                              ------
COVER.......................................................     i
INDEX.......................................................    ii
PART I -- FINANCIAL INFORMATION
Item 1. Financial Statements................................    22
Item 2. Management's Discussion and Analysis of Financial
         Condition and Results of Operations................     1
PART II -- OTHER INFORMATION
Item 6. Exhibits and Reports on Form 8-K....................    42
SIGNATURE...................................................    43

                             MCN ENERGY GROUP INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

     Results reflect reduced Diversified Energy and Gas Distribution contributions -- MCN had a net loss for the 1999 third quarter of $31.2 million or $.37 per share compared with a net loss of $176.7 million or $2.24 per share in the same 1998 quarter. MCN experienced a net loss in the 1999 nine- and twelve-month periods of $31.9 million or $.39 per share and $7.9 million or $.10 per share, respectively, compared with a net loss of $310.5 million or $3.95 per share and $265.6 million or $3.38 per share for the same 1998 periods. As subsequently discussed, the comparability in earnings was affected by non-recurring items consisting of an accounting change and several unusual charges. The unusual charges include losses on the sale of properties, property write-downs, investment losses and restructuring charges.

                                                QUARTER              9 MONTHS             12 MONTHS
                                           -----------------    ------------------    ------------------
                                            1999      1998       1999       1998       1999       1998
                                            ----      ----       ----       ----       ----       ----
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
NET INCOME (LOSS)
Diversified Energy:
  Before unusual charges...............    $(12.7)   $    .2    $ (17.8)   $  21.6    $ (24.6)   $  33.9
  Unusual charges (Note 3).............      (3.8)    (152.4)     (87.2)    (372.9)     (87.2)    (372.9)
                                           ------    -------    -------    -------    -------    -------
                                            (16.5)    (152.2)    (105.0)    (351.3)    (111.8)    (339.0)
                                           ------    -------    -------    -------    -------    -------
Gas Distribution:
  Before unusual charges...............     (14.7)      (7.8)      76.0       57.5      106.8       90.1
  Unusual charges (Note 3e)............        --      (16.7)        --      (16.7)        --      (16.7)
                                           ------    -------    -------    -------    -------    -------
                                            (14.7)     (24.5)      76.0       40.8      106.8       73.4
                                           ------    -------    -------    -------    -------    -------
Total Before Accounting Change:
  Before unusual charges...............     (27.4)      (7.6)      58.2       79.1       82.2      124.0
  Unusual charges (Note 3).............      (3.8)    (169.1)     (87.2)    (389.6)     (87.2)    (389.6)
                                           ------    -------    -------    -------    -------    -------
                                            (31.2)    (176.7)     (29.0)    (310.5)      (5.0)    (265.6)
Cumulative Effect of Accounting Change,
  Net of Taxes (Note 6)................        --         --       (2.9)        --       (2.9)        --
                                           ------    -------    -------    -------    -------    -------
                                           $(31.2)   $(176.7)   $ (31.9)   $(310.5)   $  (7.9)   $(265.6)
                                           ======    =======    =======    =======    =======    =======
EARNINGS (LOSS) PER SHARE -- BASIC AND
  DILUTED
Diversified Energy:
  Before unusual charges...............    $ (.15)   $    --    $  (.22)   $   .27    $  (.30)   $   .43
  Unusual charges (Note 3).............      (.05)     (1.93)     (1.05)     (4.74)     (1.07)     (4.75)
                                           ------    -------    -------    -------    -------    -------
                                             (.20)     (1.93)     (1.27)     (4.47)     (1.37)     (4.32)
                                           ------    -------    -------    -------    -------    -------
Gas Distribution:
  Before unusual charges...............      (.17)      (.10)       .92        .73       1.31       1.15
  Unusual charges (Note 3e)............        --       (.21)        --       (.21)        --       (.21)
                                           ------    -------    -------    -------    -------    -------
                                             (.17)      (.31)       .92        .52       1.31        .94
                                           ------    -------    -------    -------    -------    -------
Total Before Accounting Change:
  Before unusual charges...............      (.32)      (.10)       .70       1.00       1.01       1.58
  Unusual charges (Note 3).............      (.05)     (2.14)     (1.05)     (4.95)     (1.07)     (4.96)
                                           ------    -------    -------    -------    -------    -------
                                             (.37)     (2.24)      (.35)     (3.95)      (.06)     (3.38)
Cumulative Effect of Accounting Change
  (Note 6).............................        --         --       (.04)        --       (.04)        --
                                           ------    -------    -------    -------    -------    -------
                                           $ (.37)   $ (2.24)   $  (.39)   $ (3.95)   $  (.10)   $ (3.38)
                                           ======    =======    =======    =======    =======    =======

     Excluding the non-recurring items, MCN had a net loss of $27.4 million for the 1999 quarter and earnings of $58.2 million and $82.2 million for the 1999 nine-and twelve-month periods, respectively, resulting in decreases of $19.8 million, $20.9 million and $41.8 million from the corresponding 1998 periods. The comparisons reflect losses in the Diversified Energy group resulting from the decline in earnings in the Energy Marketing and Exploration & Production (E&P) segments as well as increased financing costs. The 1999 quarter also reflects higher seasonal losses in the Gas Distribution segment. The decline in Diversified Energy's results in the 1999 nine- and twelve-month periods was partially offset by increased contributions from the Gas Distribution segment resulting from its new gas sales program and the favorable impact of more normal weather. Also affecting the comparability for the nine- and twelve-month periods were gains recorded by the Diversified Energy group in 1998 from the sale of certain assets.

     RESTATEMENT -- As discussed in Note 5 to the Consolidated Financial Statements included herein and in MCN's 1998 Annual Report included in the Form 8-K filed with the Securities and Exchange Commission (SEC) on October 15, 1999 (Note 1), MCN conducted a special investigation of prior years' operations of CoEnergy Trading Company, its non-utility energy marketing subsidiary, subsequent to the issuance of its December 31, 1998 financial statements. As a result of the investigation, MCN identified that its internal control systems had been overridden, and that certain transactions had not been properly accounted for. The accompanying consolidated financial statements for the 1998 periods have been restated from those originally reported to properly account for the transactions identified. The restatements result in a decrease in net loss of $.4 million for the 1998 quarter and an increase in net loss of $3.7 million or $.05 per share and $9.1 million or $.11 per share for the 1998 nine- and twelve-month periods, respectively. The corrections did not have an impact on the liquidity or cash flows of MCN. The financial information contained in Management's Discussion and Analysis herein has been revised to reflect the impact of such restatement.

     STRATEGIC DIRECTION -- MCN announced in August 1999 a significantly revised strategic direction that includes: focusing on the Midwest-to-Northeast region rather than on North America; emphasizing operational efficiencies and growth through the integration of existing businesses rather than building a portfolio of diverse, non-operated energy investments; retaining its natural gas producing properties in Michigan while going forward with the sale of its other exploration and production oil and gas properties; and reducing capital investment levels to approximately $500 million in 1999 and to $300 million in 2000.

     PENDING MERGER -- MCN and DTE Energy Company (DTE) have signed a definitive merger agreement dated October 4, 1999 under which DTE will acquire all outstanding shares of MCN common stock. The boards of directors of both companies have unanimously approved the merger agreement. The transaction is subject to the approval of the shareholders of both companies, regulatory approvals and other customary merger conditions. The transaction is expected to close in six to nine months from the date of the merger agreement and will be accounted for as a purchase by DTE. The combined company, which will be named DTE Energy Company and headquartered in Detroit, will be the largest electric and gas utility in Michigan. In the 1999 fourth quarter and 2000 first quarter, MCN will record legal, accounting, employee benefit and other expenses associated with the merger. Further information regarding the merger agreement is included in Note 2 to the Consolidated Financial Statements included herein.

     UNUSUAL CHARGES -- MCN recorded several unusual charges in the 1999 second and third quarters as well as the 1998 second and third quarters, consisting of losses on the sale of properties, property write-downs, investment losses and restructuring charges (Note 3).

     A discussion of each unusual charge by segment follows:

                                         QUARTER             9 MONTHS             12 MONTHS
                                     ----------------    -----------------    -----------------
                                     1999      1998       1999      1998       1999      1998
                                     ----      ----       ----      ----       ----      ----
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
UNUSUAL CHARGES
Diversified Energy:
  Pipelines & Processing...........  $  --    $ (89.5)   $   --    $ (89.5)   $   --    $ (89.5)
  Electric Power...................     --       (1.6)       --       (1.6)       --       (1.6)
  Exploration & Production.........   (3.8)     (54.5)    (87.2)    (275.0)    (87.2)    (275.0)
  Corporate & Other................     --       (6.8)       --       (6.8)       --       (6.8)
                                     -----    -------    ------    -------    ------    -------
                                      (3.8)    (152.4)    (87.2)    (372.9)    (87.2)    (372.9)
Gas Distribution...................     --      (16.7)       --      (16.7)       --      (16.7)
                                     -----    -------    ------    -------    ------    -------
                                     $(3.8)   $(169.1)   $(87.2)   $(389.6)   $(87.2)   $(389.6)
                                     =====    =======    ======    =======    ======    =======
Loss Per Share.....................  $(.05)   $ (2.14)   $(1.05)   $ (4.95)   $(1.07)   $ (4.96)
                                     =====    =======    ======    =======    ======    =======

PIPELINES & PROCESSING

     Property Write-Downs: In the third quarter of 1998, MCN recorded a $133.8 million pre-tax ($87.0 million net of taxes) write-off of its coal fines project. The economic viability of the project is dependent on coal briquettes produced from six coal fines plants qualifying for synthetic fuel tax credits and MCN's ability to utilize or sell such credits. Although the plants were in service by June 30, 1998, the date specified to qualify for the tax credits, operating delays at the plants in the 1998 third quarter significantly increased the possibility that the Internal Revenue Service (IRS) would challenge the project's eligibility for tax credits. In addition, there was uncertainty as to whether MCN could utilize or sell the credits. These factors led to MCN's decision to record an impairment loss equal to the carrying value of the plants, reflecting the likely inability to recover such costs. MCN sought to maximize the value of its investment in the coal fines project, and in May 1999 filed a request with the IRS seeking a factual determination that its coal fines plants were in service on June 30, 1998. In September 1999, MCN received favorable determination letters from the IRS ruling that four of the six plants were in service by June 30, 1998 (Note 4a).

     In the third quarter of 1998, MCN also recorded an impairment loss of $3.9 million pre-tax ($2.5 million net of taxes) relating to an acquired out-of-service pipeline in Michigan. MCN reviewed the business alternatives for this asset and determined that its development is unlikely. Accordingly, MCN recorded an impairment loss equal to the carrying value of this asset.

ELECTRIC POWER

     Restructuring Charge: In the third quarter of 1998, MCN recorded a $2.5 million pre-tax ($1.6 million net of taxes) restructuring charge related to certain international power projects. The charge was incurred as a result of refocusing MCN's strategic plan, particularly the decision to exit certain international power projects.

EXPLORATION & PRODUCTION

     Property Write-Downs: In the second quarter of 1999, MCN recognized a $52.0 million pre-tax ($33.8 million net of taxes) write-down of its gas and oil properties under the full cost method of accounting, due primarily to an unfavorable revision in the timing of production of proved gas and oil reserves as well as reduced expectations of sales proceeds on unproved acreage. Under the full cost method of accounting as prescribed by the SEC, MCN's capitalized exploration and production costs at June 30, 1999 exceeded the full cost "ceiling," resulting in the excess being written off to income. The ceiling is the sum of discounted future net cash flows from the production of proved gas and oil reserves, and the lower of cost or estimated fair value of unproved properties, net of related income tax effects.

     In the second and third quarters of 1998, MCN recognized write-downs of its gas and oil properties totaling $333.0 million pre-tax ($216.5 million net of taxes) and $83.9 million pre-tax ($54.5 million net of taxes), respectively. The write-downs were also the result of MCN's capitalized exploration and production costs exceeding the full cost ceiling.

     Losses on Sale of Properties: In the second quarter of 1999, MCN recognized losses from the sale of its Western and Midcontinent/Gulf Coast E&P properties totaling $68.8 million pre-tax ($44.7 million net of taxes). In the third quarter of 1999, MCN recognized additional losses relating to the sale of these properties totaling $5.9 million pre-tax ($3.8 million net of taxes).

     Loss on Investment: In the second quarter of 1999, MCN recognized a $7.5 million pre-tax loss ($4.9 million net of taxes) from the write-down of an investment in the common stock of an E&P company. MCN had also recognized a $6.1 million pre-tax loss ($4.0 million net of taxes) from the write-down of this investment during the second quarter of 1998. The losses were due to declines in the fair value of the securities that are not considered temporary. MCN has no carrying value in this investment after the write-downs.

CORPORATE & OTHER

     Restructuring Charge: In the third quarter of 1998, MCN recorded a $10.4 million pre-tax ($6.8 million net of taxes) restructuring charge related to the corporate realignment designed to improve operating efficiencies through a more streamlined organizational structure. The realignment included cost saving initiatives expected to reduce future operating expenses.

GAS DISTRIBUTION

     Property Write-Downs: In the third quarter of 1998, MCN recorded a $24.8 million pre-tax ($11.2 million net of taxes and minority interest) write-down of certain gas gathering properties. An analysis revealed that projected cash flows from the gathering system were not sufficient to cover the system's carrying value. Therefore, an impairment loss was recorded representing the amount by which the carrying value of the system exceeded its estimated fair value.

     Loss on Investment: In the third quarter of 1998, MCN also recorded an $8.5 million pre-tax loss ($5.5 million net of taxes) from the write-down of an investment in a Missouri gas distribution company that MCN intends to sell in 2000. The write-down represents the amount by which the carrying value exceeded the estimated fair value of the investment.

     DIVERSIFIED ENERGY

     Results reflect reduced Energy Marketing and E&P contributions -- The Diversified Energy group had a net loss of $16.5 million for the 1999 third quarter compared to a net loss of $152.2 million for the same 1998 period. Diversified Energy had net losses of $105.0 million and $111.8 million in the 1999 nine- and twelve-month periods, respectively, compared to losses of $351.3 million and $339.0 million in the corresponding 1998 periods. As previously discussed, results for all 1999 and 1998 periods were impacted by the unusual charges. Excluding the unusual charges, Diversified Energy had losses of $12.7 million, $17.8 million and $24.6 million for the 1999 quarter, nine- and twelve-month periods, respectively, compared to earnings of $.2 million, $21.6 million and $33.9 million for the same 1998 periods. The results for all 1999 periods reflect losses from the Energy Marketing segment due to higher gas costs. Additionally, all 1999 periods reflect the impact of lower E&P gas and oil production on operating and joint venture income as well as higher financing costs. The earnings comparisons for the nine- and twelve-month periods were also affected by gains recorded in 1998 from the sale of certain assets. Additionally, Diversified Energy's results for the 1999 nine- and twelve-month periods reflect the impact of lower methanol prices and methanol production on the Pipelines & Processing segment.

                                               QUARTER             9 MONTHS             12 MONTHS
                                           ----------------   ------------------   -------------------
                                            1999     1998      1999       1998       1999       1998
                                            ----     ----      ----       ----       ----       ----
                                                                  (IN MILLIONS)
DIVERSIFIED ENERGY OPERATIONS
Operating Revenues*......................  $335.5   $ 228.9   $ 927.0   $  734.0   $1,185.8   $1,039.3
                                           ------   -------   -------   --------   --------   --------
Operating Expenses*
  Property write-downs and restructuring
     charges (Note 3)....................      --     234.5      52.0      567.5       52.0      567.5
  Other..................................   347.9     227.5     929.6      721.4    1,198.0    1,018.2
                                           ------   -------   -------   --------   --------   --------
                                            347.9     462.0     981.6    1,288.9    1,250.0    1,585.7
                                           ------   -------   -------   --------   --------   --------
Operating Loss...........................   (12.4)   (233.1)    (54.6)    (554.9)     (64.2)    (546.4)
                                           ------   -------   -------   --------   --------   --------
Equity in Earnings of Joint Ventures.....    15.0      17.9      38.5       46.1       53.8       59.2
                                           ------   -------   -------   --------   --------   --------
Other Income & (Deductions)*
  Interest income........................     1.1        .9       3.1        5.3        3.0        7.4
  Interest expense.......................   (14.4)    (16.4)    (46.6)     (38.1)     (62.8)     (43.5)
  Dividends on preferred securities of
     subsidiaries........................   (10.3)     (8.2)    (31.0)     (27.2)     (40.2)     (37.0)
  Loss on sale of E&P properties (Note
     3c).................................    (5.9)       --     (74.7)        --      (74.7)        --
  Loss on E&P investment (Note 3c).......      --        --      (7.5)      (6.1)      (7.5)      (6.1)
  Other..................................     3.8       (.1)     13.8       13.1       20.9       16.0
                                           ------   -------   -------   --------   --------   --------
                                            (25.7)    (23.8)   (142.9)     (53.0)    (161.3)     (63.2)
                                           ------   -------   -------   --------   --------   --------
Loss Before Income Taxes.................   (23.1)   (239.0)   (159.0)    (561.8)    (171.7)    (550.4)
                                           ------   -------   -------   --------   --------   --------
Income Taxes
  Current and deferred benefit...........    (6.6)    (84.3)    (54.0)    (199.5)     (59.9)    (195.8)
  Federal tax credits....................      --      (2.5)       --      (11.0)        --      (15.6)
                                           ------   -------   -------   --------   --------   --------
                                             (6.6)    (86.8)    (54.0)    (210.5)     (59.9)    (211.4)
                                           ------   -------   -------   --------   --------   --------
Net Income (Loss)
  Before unusual charges.................   (12.7)       .2     (17.8)      21.6      (24.6)      33.9
  Unusual charges (Note 3)...............    (3.8)   (152.4)    (87.2)    (372.9)     (87.2)    (372.9)
                                           ------   -------   -------   --------   --------   --------
                                           $(16.5)  $(152.2)  $(105.0)  $ (351.3)  $ (111.8)  $ (339.0)
                                           ======   =======   =======   ========   ========   ========

-------------------------
* Includes intercompany transactions

OPERATING AND JOINT VENTURE INCOME

     Operating and joint venture results for the 1999 quarter, nine- and twelve-month periods (excluding the unusual charges) decreased from the comparable 1998 periods by $16.7 million, $22.8 million and $38.7 million, respectively. Results for all 1999 periods reflect reduced contributions from the Energy Marketing, E&P and Electric Power segments. Pipelines & Processing results improved in the 1999 quarter, but declined in the 1999 nine- and twelve-month periods. Additionally, lower Corporate & Other expenses in the 1999 nine- and twelve-month periods favorably impacted operating and joint venture income.

                                              QUARTER           9 MONTHS          12 MONTHS
                                          ---------------   ----------------   ----------------
                                          1999     1998      1999     1998      1999     1998
                                          ----     ----      ----     ----      ----     ----
OPERATING AND JOINT VENTURE INCOME
(LOSS)
Before Unusual Charges:
  Pipelines & Processing................  $ 4.1   $   3.5   $ 13.7   $  19.1   $ 16.0   $  27.1
  Electric Power........................    6.6       8.6     18.0      21.0     23.0      25.8
  Energy Marketing......................   (8.8)       .4     (6.0)       .7    (10.2)     (1.5)
  Exploration & Production..............    1.8       6.5     10.0      23.4     15.6      34.5
  Corporate & Other.....................   (1.1)       .3       .2      (5.5)    (2.8)     (5.6)
                                          -----   -------   ------   -------   ------   -------
                                            2.6      19.3     35.9      58.7     41.6      80.3
Unusual Charges (Note 3)................     --    (234.5)   (52.0)   (567.5)   (52.0)   (567.5)
                                          -----   -------   ------   -------   ------   -------
                                          $ 2.6   $(215.2)  $(16.1)  $(508.8)  $(10.4)  $(487.2)
                                          =====   =======   ======   =======   ======   =======

     PIPELINES & PROCESSING operating and joint venture results (excluding the write-offs) increased $.6 million for the 1999 quarter, and decreased $5.4 million and $11.1 million for the 1999 nine- and twelve-month periods, respectively. All 1999 periods reflect start-up expenditures associated with new projects and a decline in the "allowance for funds used during construction" (AFUDC) associated with MCN's 16%-owned Portland Natural Gas Transmission System, as it was placed in service in the first quarter of 1999. The 1999 nine- and twelve-month periods also reflect reduced earnings from MCN's 25%-owned methanol production business resulting from lower methanol margins as well as lower methanol volumes produced. Earnings from the methanol production business benefited from strong methanol prices during 1997 and early 1998, but prices and margins have since weakened. Pipelines & Processing's average methanol sales prices declined 9% for the 1999 nine-month period and 23% for the 1999 twelve-month period. Methanol production declined 5.0 million gallons for the 1999 nine-month period and 5.2 million gallons for the 1999 twelve-month period due primarily to the shutdown of the methanol plant for scheduled maintenance in March 1999. Additionally, Pipelines & Processing results for the 1998 periods were impacted by operating losses related to the start-up of the coal fines plants (Note 3a).

     Pipelines & Processing operating and joint venture income was also affected by an increase in transportation volumes for all 1999 periods due to new gas gathering ventures and the expansion of existing pipeline projects. Volumes transported increased for the 1999 quarter, nine- and twelve-month periods by
7.1 billion cubic feet (Bcf), 24.1 Bcf and 35.0 Bcf, respectively. Pipelines & Processing results were also impacted in all 1999 periods by an increase in gas processed to remove natural gas liquids (NGLs). Gas processed to remove NGLs increased 11.0 Bcf, 20.0 Bcf and 23.2 Bcf in the 1999 quarter, nine- and twelve-month periods, respectively, reflecting volumes associated with the acquisition and development of additional processing facilities. Pipelines & Processing operations include variations in the level of gas processed to remove carbon dioxide (CO(2)). The volume of CO(2) gas treated decreased .3 Bcf in the 1999 quarter, and increased 2.0 Bcf and 6.7 Bcf in the 1999 nine- and twelve-month periods, respectively. However, earnings were not significantly affected by these variations, since under the terms of Pipelines & Processing's CO(2) processing contracts, revenues are not volume sensitive.

     In November 1999, MCN reached an agreement to sell four of its coal fines plants to DTE in an arms-length transaction that is independent of the pending merger (Note 4b). The sales price will depend on total production performance of the four plants. DTE will initially make a $45 million payment that will be adjusted up to $152 million or down to zero based on the results of a 36-month production test period. The sale is expected to be finalized in December 1999. Beginning in 2001, Pipelines & Processing results are expected to be favorably affected by the recording of gains from the sale of the plants as increasing production levels are achieved.

                                                 QUARTER          9 MONTHS         12 MONTHS
                                               ------------    --------------    --------------
                                               1999    1998    1999     1998     1999     1998
                                               ----    ----    ----     ----     ----     ----
PIPELINES & PROCESSING STATISTICS*
  Methanol Produced (Million Gallons)........  15.7    15.2     40.6     45.6     55.4     60.6
                                               ====    ====    =====    =====    =====    =====
  Transportation (Bcf).......................  52.4    45.3    153.5    129.4    199.5    164.5
                                               ====    ====    =====    =====    =====    =====
  Gas Processed (Bcf):
     Carbon Dioxide Treatment................  12.4    12.7     38.2     36.2     50.9     44.2
     Natural Gas Liquids Removal.............  22.6    11.6     54.1     34.1     65.1     41.9
                                               ----    ----    -----    -----    -----    -----
                                               35.0    24.3     92.3     70.3    116.0     86.1
                                               ====    ====    =====    =====    =====    =====

-------------------------
* Includes MCN's share of joint ventures

     Pipelines & Processing has also recorded earnings from certain joint venture investments where it is allocated income based on its share of the ventures' earnings but not less than a predetermined fixed amount. Joint venture income recorded from these investments through September 1999 was based on the fixed amount. Under the joint venture agreements, the fixed amount will be lowered or eliminated in 2000.

     Pipelines & Processing has a 75% interest in an asphalt manufacturing partnership that recently completed construction of a plant designed to produce up to 100,000 tons of high-quality asphalt annually. Currently, the plant is experiencing difficulties in producing economical quantities of asphalt, and MCN is aggressively working to resolve the issues.

     In 1998, MCN advanced approximately $18 million to a developer of a fertilizer project in the United Arab Emirates. The advance was structured as an interest-bearing loan with the possibility of being converted into an equity investment in the project. The advance, which was due in September 1999, is being extended for an additional year. The project is being developed more slowly than initially anticipated, and MCN's continuing role in the project is under negotiation.

     ELECTRIC POWER operating and joint venture results (excluding the restructuring charges) decreased by $2.0 million, $3.0 million and $2.8 million in the 1999 quarter, nine- and twelve-month periods, respectively. Results for all 1999 periods were unfavorably affected by higher start-up expenditures associated with new ventures as well as reduced contributions from MCN's international power investments, specifically the Torrent Power Limited (TPL) venture. In August 1999, MCN completed the sale of its 40% interest in TPL for approximately $130 million, resulting in a small gain. TPL holds minority interests in electric distribution companies and power generation facilities in the state of Gujarat, India. Earnings from TPL for 1999 were deferred due to the pending sale. Additionally, the nine- and twelve-month periods comparison was impacted by an uncollectible expense provision recorded in the second quarter of 1999 associated with a customer in bankruptcy as well as reduced contributions from the 30 megawatt (MW) Ada cogeneration facility, reflecting the sale of a 50% interest in the project in the first quarter of 1998.

     Electric Power's earnings comparison for the nine- and twelve-month periods also was impacted by increased contributions from the 1,370 MW Midland Cogeneration Venture (MCV) facility, reflecting an increase in MCN's interest in the MCV partnership from 18% to 23% in June 1998. Earnings from the MCV partnership for the 1999 nine- and twelve-month periods include a favorable $2.1 million pre-tax adjustment for the resolution of a number of contract issues with the electricity purchaser. Also contributing favorably to the 1999 results were higher earnings from MCN's 50%-owned, 123 MW Michigan Power cogeneration facility due to higher electricity capacity payments received under its long-term power purchase agreement.

                                          QUARTER             9 MONTHS             12 MONTHS
                                       --------------    ------------------    ------------------
                                       1999     1998      1999       1998       1999       1998
                                       ----     ----      ----       ----       ----       ----
                                                        (THOUSANDS OF MW HOURS)*
ELECTRIC POWER
  Electricity Sales -- Domestic......  692.3    651.5    2,084.2    1,855.4    2,745.4    2,498.0
  Electricity
     Sales -- International..........     --    336.5         --      874.2      414.2      874.4
                                       -----    -----    -------    -------    -------    -------
                                       692.3    988.0    2,084.2    2,729.6    3,159.6    3,372.4
                                       =====    =====    =======    =======    =======    =======

-------------------------
* Includes MCN's share of joint ventures

     ENERGY MARKETING operating and joint venture results decreased $9.2 million, $6.7 million and $8.7 million for the 1999 quarter, nine- and twelve-month periods, respectively. The 1999 periods reflect the accounting effect of anticipated temporary high gas prices on gas in inventory and cost of gas sold. During the third quarter of each year, Energy Marketing normally increases gas in inventory and depletes such inventories in the colder fourth and first quarters of the year when gas demand and gas prices typically are at their highest. In anticipation that third quarter inventory injections will be withdrawn prior to year-end, Energy Marketing prices the gas inventory injections at the estimated average purchase rate for the calendar year. For the 1999 third quarter, the actual average purchase rate incurred exceeded the estimated average purchase rate for the year. This resulted in a higher cost of gas sold in the 1999 third quarter, the impact of which is expected to reverse in the 1999 fourth quarter.

     Results for all 1999 periods were also impacted by higher costs for natural gas transportation and storage capacity. The Washington 10 storage project, for which MCN markets 100% of the 42 Bcf of storage capacity, was completed and placed into operation in July 1999. Completion of the storage field in time for the 1999-2000 winter heating season enhances Energy Marketing's ability to offer a reliable gas supply during peak winter months.

                                                QUARTER           9 MONTHS         12 MONTHS
                                             --------------    --------------    --------------
                                             1999     1998     1999     1998     1999     1998
                                             ----     ----     ----     ----     ----     ----
                                                                   (BCF)*
ENERGY MARKETING
  Gas Sales................................  140.5    114.5    423.1    333.0    544.7    435.8
  Exchange Gas Deliveries..................     --       --      5.6      6.8      9.9     11.9
                                             -----    -----    -----    -----    -----    -----
                                             140.5    114.5    428.7    339.8    554.6    447.7
                                             =====    =====    =====    =====    =====    =====

-------------------------
* Includes MCN's share of joint ventures

     The impact of the higher cost of gas sold as previously discussed, as well as the higher costs for gas transportation and storage capacity more than offset the improved margins resulting from an increase in total gas sales and exchange deliveries. Gas sales and exchange deliveries in total increased 26.0 Bcf, 88.9 Bcf and 106.9 Bcf during the 1999 quarter, nine- and twelve-month periods, respectively. The increase in gas sales is due in part to the April 1999 acquisition of existing marketing operations that significantly increased Energy Marketing's level of sales to large commercial and industrial customers in the Midwest. The comparisons of earnings for the nine- and twelve-month periods were also affected by losses recorded in 1998 associated with trading activities (Note 5) as well as higher 1999 uncollectible expenses and costs associated with the June 1999 dissolution of the DTE-CoEnergy joint venture.

     EXPLORATION & PRODUCTION operating and joint venture results (excluding the unusual charges) decreased by $4.7 million, $13.4 million and $18.9 million for the 1999 quarter, nine- and twelve-month periods, respectively. These results reflect a decline in overall gas and oil production of 10.1 billion cubic feet equivalent (Bcfe) in the 1999 quarter, 21.0 Bcfe in the 1999 nine-month period and 25.0 Bcfe in the 1999 twelve-month period. The decrease in gas and oil production is due primarily to the sale of MCN's Western and Midcontinent/Gulf Coast E&P properties recorded in the second quarter of 1999. Gas and oil production in future periods will also be lower due to the expected sale of other non-Michigan E&P properties by mid-2000.

     E&P results for all 1999 periods were also impacted by an increase in production-related expenses and variations in gas and oil sales prices. Production expenses increased per thousand cubic feet (Mcf) equivalent by $.22, $.12 and $.09 for the 1999 quarter, nine- and twelve-month periods, respectively, reflecting the higher costs of operating the E&P properties retained. Gas prices increased by $.17 per Mcf in the 1999 third quarter, by $.16 per Mcf in the current nine-month period and by $.13 per Mcf in the 1999 twelve-month period. Oil prices increased by $1.44 per barrel (Bbl) in the 1999 quarter, but declined by $.61 per Bbl and $1.82 per Bbl in the current nine-and twelve-month periods, respectively. The impact of fluctuations in natural gas and oil sales prices on E&P operating and joint venture income was mitigated by hedging with swap and futures agreements, as discussed in the "Risk Management Strategy" section that follows.

                                                     QUARTER          9 MONTHS          12 MONTHS
                                                 ---------------   ---------------   ---------------
                                                  1999     1998     1999     1998     1999     1998
                                                  ----     ----     ----     ----     ----     ----
EXPLORATION & PRODUCTION STATISTICS
Gas Production (Bcf)...........................    12.9     21.3     48.1     62.4     67.8     83.0
Oil Production (million Bbl)...................      .2       .5      1.0      2.1      1.5      3.1
Gas and Oil Production (Bcf equivalent)........    14.2     24.3     54.2     75.2     76.9    101.9
Average Gas Selling Price (per Mcf)............  $ 2.59   $ 2.03   $ 2.15   $ 2.07   $ 2.13   $ 2.23
Effect of Hedging (per Mcf)....................    (.37)     .02      .05     (.03)     .02     (.21)
                                                 ------   ------   ------   ------   ------   ------
Overall Average Gas Sales Price (per Mcf)......  $ 2.22   $ 2.05   $ 2.20   $ 2.04   $ 2.15   $ 2.02
                                                 ======   ======   ======   ======   ======   ======
Average Oil Sales Price (per Bbl)..............  $13.20   $10.64   $11.77   $11.55   $11.27   $12.99
Effect of Hedging (per Bbl)....................      --     1.12      .45     1.28      .72      .82
                                                 ------   ------   ------   ------   ------   ------
Overall Average Oil Sales Price (per Bbl)......  $13.20   $11.76   $12.22   $12.83   $11.99   $13.81
                                                 ======   ======   ======   ======   ======   ======

     RISK MANAGEMENT STRATEGY -- MCN manages commodity price risk by utilizing futures, options and swap contracts to more fully balance its portfolio of gas and oil supply and sales agreements. In late 1998, MCN began entering into offsetting positions for existing hedges of gas and oil production from properties that have been or were expected to be sold in 1999. MCN's risk management strategy has been revised to reflect the change in its business that will result from its new strategic direction as previously discussed. Additionally, as a result of the special investigation, MCN is taking additional steps to ensure compliance with risk management policies that are periodically reviewed by the Board of Directors.

     CORPORATE & OTHER operating and joint venture results (excluding the restructuring charges) declined $1.4 million in the 1999 quarter, and improved $5.7 million and $2.8 million for the 1999 nine- and twelve-month periods, respectively. The variations primarily reflect adjustments that reduced or eliminated accruals for employee incentive awards based on MCN's operating or stock price performance.

OTHER INCOME AND DEDUCTIONS

     Other income and deductions for the 1999 quarter, nine- and twelve-month periods reflect unfavorable changes of $1.9 million, $89.9 and $98.1 million, respectively. The comparability of other income and deductions for all periods is affected by unusual charges consisting of losses from the sale of E&P properties and the write-down of an E&P investment. Other income and deductions for the 1999 nine- and twelve-month periods reflect higher interest and preferred dividend expense due to an increase in debt and preferred securities required to finance capital investments in the Diversified Energy group. The 1999 nine- and twelve-month periods include lower interest income due to the collection in March 1998 of a $46 million advance made to a Philippine independent power producer.

     Other income in the 1999 nine- and twelve-month periods includes a $3.1 million pre-tax gain recorded in the 1999 second quarter from the sale of a pipeline facility. Other income in the 1998 nine- and twelve-month periods includes $9.9 million of pre-tax gains recorded in the 1998 first quarter from the sale of certain gas sales contracts and a 50% interest in the 30 MW Ada cogeneration facility. Other income for the 1998 twelve-month period includes a $3.2 million pre-tax gain from the December 1997 sale of Diversified Energy's 25% interest in a gas storage project.

     Additionally, other income in all 1999 periods include income from a third quarter 1998 tax credit sale transaction, whereby MCN records income from such sale as the credits are generated by the purchaser. MCN recorded pre-tax income of $3.3 million, $9.4 million and $13.6 million in the 1999 quarter, nine- and twelve-month periods, respectively, from such sale.

INCOME TAXES

     The variations in income taxes for all 1999 periods reflect fluctuations in pre-tax results. Income tax comparisons were also affected by tax credits and stock-related tax benefits recorded in 1998, as well as the generation of foreign income in 1998 that was not subject to U.S. or foreign tax provisions. Gas production tax credits have not been recorded in the 1999 periods as a result of the 1998 tax credit sale transaction and MCN's current net operating loss tax position.

OUTLOOK

     MCN's new strategic direction emphasizes achieving operational efficiencies and growth through integration of existing businesses. MCN will continue pursuing new pipeline, electric power and energy marketing ventures, with an emphasis on operating projects that enhance MCN businesses within the Midwest-to-Northeast corridor.

     To achieve the operating efficiencies expected from the new strategic direction, MCN is working to reorganize its Diversified Energy group into the segments detailed below:

     - Midstream & Supply develops and manages MCN's gas producing, gathering, processing, storage and transmission facilities within the Midwest-to-Northeast target region.

     - Energy Marketing consists of MCN's non-regulated marketing activities to industrial, commercial and residential customers, both inside and outside the Gas Distribution segment's service area.

     - Power develops and manages independent electric power projects.

     - Energy Holdings manages and seeks to maximize the value of existing ventures outside MCN's target region. It primarily consists of gas gathering and processing investments in major U.S. producing basins.

     GAS DISTRIBUTION

     Results reflect seasonal loss and higher operating costs -- Gas Distribution had a net loss of $14.7 million for the 1999 third quarter compared to a net loss of $24.5 million from the same 1998 period. The Gas Distribution segment typically records third quarter losses due to seasonally lower demand for natural gas during the summer months. Gas Distribution had earnings of $76.0 million and $106.8 million for the 1999 nine- and twelve-month periods, respectively, resulting in increases of $35.2 million and $33.4 million from the comparable 1998 periods. Earnings in all three 1998 periods were unfavorably affected by $16.7 million of unusual charges as previously discussed. Excluding the unusual charges, Gas Distribution's earnings declined by $6.9 million for the 1999 quarter, and improved by $18.5 million and $16.7 million in the 1999 nine- and twelve-month periods, respectively. The 1999 quarter reflects higher operating costs. The earnings improvements for the 1999 nine- and twelve-month periods reflect contributions from the new gas sales program as subsequently discussed. Additionally, all 1999 periods reflect the impact of more favorable weather.

                                                 QUARTER             9 MONTHS             12 MONTHS
                                             ----------------    ----------------    --------------------
                                              1999      1998      1999      1998       1999        1998
                                              ----      ----      ----      ----       ----        ----
                                                                    (IN MILLIONS)
GAS DISTRIBUTION OPERATIONS
Operating Revenues*
  Gas sales..............................    $ 74.9    $ 80.2    $653.5    $579.1    $  913.3    $  929.7
  End user transportation................      22.4      16.7      72.6      60.0        94.9        83.1
  Intermediate transportation............      14.2      14.5      42.8      48.4        57.6        62.6
  Other..................................      17.9      12.7      62.7      47.2        82.9        62.3
                                             ------    ------    ------    ------    --------    --------
                                              129.4     124.1     831.6     734.7     1,148.7     1,137.7
Cost of Sales............................      33.2      32.1     354.6     311.6       505.1       533.0
                                             ------    ------    ------    ------    --------    --------
Gross Margin.............................      96.2      92.0     477.0     423.1       643.6       604.7
                                             ------    ------    ------    ------    --------    --------
Other Operating Expenses*
  Operation and maintenance..............      65.3      58.3     203.5     184.2       275.9       260.3
  Depreciation, depletion and
     amortization........................      24.4      23.2      74.4      69.5        98.7        95.2
  Property and other taxes...............      12.3      12.2      43.8      43.7        56.0        58.1
  Property write-down (Note 3e)..........        --      24.8        --      24.8          --        24.8
                                             ------    ------    ------    ------    --------    --------
                                              102.0     118.5     321.7     322.2       430.6       438.4
                                             ------    ------    ------    ------    --------    --------
Operating Income (Loss)..................      (5.8)    (26.5)    155.3     100.9       213.0       166.3
                                             ------    ------    ------    ------    --------    --------
Equity in Earnings of Joint Ventures.....        .4        .1       1.5        .5         1.9          .9
                                             ------    ------    ------    ------    --------    --------
Other Income and (Deductions)*
  Interest income........................        .9       1.6       2.7       3.6         4.8         4.6
  Interest expense.......................     (13.8)    (13.1)    (40.3)    (41.1)      (56.7)      (55.6)
  Investment loss (Note 3e)..............        --      (8.5)       --      (8.5)         --        (8.5)
  Minority interest......................       (.3)      7.1       (.8)      5.9        (1.0)        5.5
  Other..................................       (.8)       .5       (.7)      1.1        (2.1)         .9
                                             ------    ------    ------    ------    --------    --------
                                              (14.0)    (12.4)    (39.1)    (39.0)      (55.0)      (53.1)
                                             ------    ------    ------    ------    --------    --------
Income (Loss) Before Income Taxes........     (19.4)    (38.8)    117.7      62.4       159.9       114.1
Income Taxes.............................      (4.7)    (14.3)     41.7      21.6        53.1        40.7
                                             ------    ------    ------    ------    --------    --------
Net Income (Loss)
  Before unusual charges.................     (14.7)     (7.8)     76.0      57.5       106.8        90.1
  Unusual charges (Note 3e)..............        --     (16.7)       --     (16.7)         --       (16.7)
                                             ------    ------    ------    ------    --------    --------
                                             $(14.7)   $(24.5)   $ 76.0    $ 40.8    $  106.8    $   73.4
                                             ======    ======    ======    ======    ========    ========

-------------------------
* Includes intercompany transactions

GROSS MARGIN

     Gross margin (operating revenues less cost of sales) increased $4.2 million, $53.9 million and $38.9 million in the 1999 quarter, nine- and twelve-month periods, respectively. The increase is due primarily to margins generated under Michigan Consolidated Gas Company's (MichCon) new three-year gas sales program, which is part of its Regulatory Reform Plan (Note 7a). Under the gas sales program that began in January 1999, MichCon's gas sales rates include a gas commodity component that is fixed at $2.95 per Mcf. As part of its gas acquisition strategy, MichCon has entered into fixed-price contracts at costs below $2.95 per Mcf for a substantial portion of its expected gas supply requirements through 2001. This strategy is likely to continue producing favorable margins in each of the three years.

     Gross margins for all three 1999 periods also reflect higher gas sales resulting from more normal weather, especially the 1999 nine-month period that was 13.1% colder than the same 1998 period. Additionally, gross margins for all 1999 periods reflect revenues from the continued growth in other gas-related services as well as revenues and cost of sales associated with three heating and cooling firms acquired in October 1998.

     Gas Distribution's operations are seasonal, with gross margins and earnings concentrated in the first and fourth quarters of each calendar year. By the end of the first quarter, the heating season is largely over, and Gas Distribution typically incurs substantially reduced gross margins and earnings in the second quarter and losses in the third quarter. The seasonal nature of Gas Distribution's operations is expected to be more pronounced as a result of MichCon's new gas sales program.

                                                 QUARTER         9 MONTHS          12 MONTHS
                                              -------------   ---------------   ---------------
                                              1999    1998     1999     1998     1999     1998
                                              ----    ----     ----     ----     ----     ----
EFFECT OF WEATHER ON GAS MARKETS AND
EARNINGS
  Percent Warmer Than Normal................    N/M     N/M     (8.5)%  (21.6)%  (10.7)%  (14.5)%
  Decrease From Normal in:
     Gas Markets (Bcf)......................    (.7)   (1.5)   (11.1)   (26.7)   (24.6)   (27.4)
     Net Income (Millions)..................  $ (.7)  $(1.1)  $(11.0)  $(23.1)  $(23.2)  $(23.7)
     Diluted Earnings Per Share.............  $(.01)  $(.01)  $ (.13)  $ (.29)  $ (.28)  $ (.30)

-------------------------
N/M -- not meaningful

     GAS SALES AND END USER TRANSPORTATION revenues in total increased by $.4 million and $87.0 million for the 1999 quarter and nine-month period, respectively, and decreased by $4.6 million for the 1999 twelve-month period. Revenues were affected by fluctuations in gas sales and end user transportation deliveries that increased in total by 1.9 Bcf, 14.6 Bcf and 3.0 Bcf in the current quarter, nine- and twelve-month periods, respectively. The higher gas sales and end user transportation deliveries were due primarily to weather, which was colder in all the 1999 periods compared to the corresponding 1998 periods.

     Revenues were also impacted by variations in the cost of the gas commodity component of gas sales rates. As previously discussed, this gas commodity component was fixed under MichCon's new gas sales program at $2.95 per Mcf beginning in January 1999. Prior to 1999, MichCon's sales rates were set to recover all of its reasonably and prudently incurred gas costs. The gas commodity component of MichCon's sales rate increased

$.58 per Mcf (24%) and $.23 per Mcf (8%) for the 1999 quarter and nine-month period, respectively, and decreased $.08 per Mcf (3%) for the 1999 twelve-month period.

                                                     QUARTER        9 MONTHS        12 MONTHS
                                                  -------------   -------------   -------------
                                                  1999    1998    1999    1998    1999    1998
                                                  ----    ----    ----    ----    ----    ----
                                                                      (BCF)
GAS DISTRIBUTION MARKETS
  Gas Sales.....................................   10.6    12.8   127.3   117.5   182.0   182.6
  End User Transportation.......................   32.7    28.6   107.0   102.2   145.1   141.5
                                                  -----   -----   -----   -----   -----   -----
                                                   43.3    41.4   234.3   219.7   327.1   324.1
  Intermediate Transportation*..................  128.3   133.9   390.8   430.8   497.5   570.2
                                                  -----   -----   -----   -----   -----   -----
                                                  171.6   175.3   625.1   650.5   824.6   894.3
                                                  =====   =====   =====   =====   =====   =====

-------------------------
* Includes intercompany volumes

     Additionally, gas sales and end user transportation revenues in total were impacted by MichCon's three-year customer choice program, which is also part of its Regulatory Reform Plan. Under the customer choice program that began in April 1999, approximately 70,000 or 6% of its customers are purchasing natural gas from suppliers other than MichCon. However, MichCon continues to transport and deliver the gas to the customers' premises at prices that maintain its previously existing sales margins on these services. MichCon's customers who have chosen to purchase their gas from other suppliers are reflected as end user transportation customers rather than gas sales customers. Accordingly, gas sales revenues have decreased, partially offset by an increase in end user transportation revenues, resulting in a net decrease in total operating revenues due to the gas commodity component included in gas sales rates.

     INTERMEDIATE TRANSPORTATION revenues decreased $.3 million, $5.6 million and $5.0 million in the 1999 quarter, nine- and twelve-month periods, respectively. Intermediate transportation revenues reflect lower off-system volumes of 5.6 Bcf, 40.0 Bcf and 72.7 Bcf in the 1999 quarter, nine- and twelve-month periods, respectively. A significant portion of the volume decrease was for customers who pay a fixed fee for intermediate transportation capacity regardless of actual usage. Although volumes associated with these fixed-fee customers may vary, the related revenues are not affected. The decrease for all 1999 periods is due to customers shifting volumes from a higher rate to a lower rate transportation route. The decrease in intermediate transportation revenues for the 1999 nine- and twelve-month periods is also due in part to an adjustment in 1998 of revenues related to fees generated from tracking the transfer of gas title on MichCon's transportation system.

     OTHER OPERATING REVENUES increased $5.2 million, $15.5 million and $20.6 million in the 1999 quarter, nine- and twelve-month periods, respectively. The improvements are due to an increase in facility development and appliance maintenance services, late payment fees and other gas-related services. Additionally, all 1999 periods reflect revenues from the acquisition of three heating and cooling firms in October 1998.

COST OF SALES

     Cost of sales is affected by variations in gas sales volumes and the cost of purchased gas as well as related transportation costs. Under the Gas Cost Recovery (GCR) mechanism that was in effect through December 1998 (Note 7b), MichCon's sales rates were set to recover all of its reasonably and prudently incurred gas costs. Therefore, fluctuations in cost of gas sold had little effect on gross margins. Under MichCon's new gas sales program, the gas commodity component of its sales rates is fixed. Accordingly, beginning in January 1999, changes in cost of gas sold directly impact gross margins and earnings.

     Cost of sales increased $1.1 million and $43.0 million in the 1999 quarter and nine-month periods, respectively, and decreased $27.9 million in the 1999 twelve-month period. Cost of sales for all 1999 periods was affected by a reduction in gas sales volumes as a result of customers who have chosen to purchase their gas from other suppliers under MichCon's customer choice program. As previously discussed, MichCon maintains its previously existing sales margins on these services by continuing to transport and deliver the gas to the customers' premises.

     The increase in the current nine-month period was due primarily to higher weather-driven sales volumes. Cost of sales was also impacted by average prices paid for gas, which increased $.42 per Mcf (18%) in the current quarter and decreased $.25 per Mcf (8%) in the current twelve-month period. Prices paid for gas sold in the 1999 nine-month period were flat compared to the same 1998 period. Additionally, all 1999 periods reflect cost of sales associated with the operations of the three heating and cooling firms acquired in October 1998.

OTHER OPERATING EXPENSES

     OPERATION AND MAINTENANCE expenses increased $7.0 million, $19.3 million and $15.6 million in the 1999 quarter, nine- and twelve-month periods, respectively. The increase in the 1999 quarter and nine-month period is due to higher employee benefit costs. The increase in all 1999 periods also reflects additional computer system support costs associated with MichCon's new customer information system as well as advertising costs associated with MichCon's new gas sales program. The 1998 nine- and twelve-month periods benefited from an interstate pipeline company refund.

     DEPRECIATION AND DEPLETION increased $1.2 million, $4.9 million and $3.5 million in the 1999 quarter, nine- and twelve-month periods, respectively. Depreciation on higher plant balances impacted all 1999 periods. The increase in all 1999 periods was tempered by the effect of lower depreciation rates for MichCon's utility property, plant and equipment that became effective in January 1998.

     PROPERTY AND OTHER TAXES decreased $2.1 million in the 1999 twelve-month period. The improvement is attributable to lower Michigan Single Business Taxes resulting from an increase in capital acquisition deductions.

     PROPERTY WRITE-DOWN of $24.8 million in the 1998 periods represents the impairment of a Michigan gas gathering system (Note 3e).

EQUITY IN EARNINGS OF JOINT VENTURES

     Equity in earnings of joint ventures increased $.3 million in the 1999 quarter, and $1.0 million in the 1999 nine- and twelve-month periods. The comparability is affected by losses recorded in the 1998 periods from Gas Distribution's 47.5% interest in a Missouri gas distribution company. The investment was written down to fair value in the third quarter of 1998, and no additional losses have since been recorded as a result of the intended sale of the investment in 2000.

OTHER INCOME AND DEDUCTIONS

     Other income and deductions changed unfavorably by $1.6 million, $.1 million and $1.9 million in the 1999 quarter, nine- and twelve-month periods, respectively. The 1998 nine- and twelve-month periods were impacted by gains from the sale of property. The 1999 quarter and twelve-month periods include slightly higher interest costs. Other income and deductions in all 1998 periods also reflect an unusual charge to write down the investment in a small natural gas distribution company located in Missouri (Note 3e). Also impacting other income and deductions in all 1998 periods was a change in minority interest reflecting the joint venture partners' share of the write-down of the Michigan gas gathering properties (Note 3e).

INCOME TAXES

     Income taxes increased $9.6 million, $20.1 million and $12.4 million in the 1999 quarter, nine- and twelve-month periods, respectively, reflecting an increase in pre-tax earnings. The increase for all 1999 periods is also due to the flow-through effect of certain book-to-tax temporary differences. Additionally, income tax comparisons for the 1999 nine- and twelve-month periods were affected by the favorable resolution of prior years' tax issues.

OUTLOOK

     Gas Distribution's strategy is to aggressively expand its role as the preferred provider of natural gas and high-value energy services within Michigan. Accordingly, Gas Distribution's objectives are to increase revenues and control costs in order to deliver strong shareholder returns and provide customers with high-quality service at competitive prices.

     Gas Distribution has begun and plans to continue capitalizing on opportunities resulting from the gas industry restructuring. MichCon is currently implementing its Regulatory Reform Plan, which includes a comprehensive experimental three-year customer choice program designed to offer all sales customers added choices and greater price certainty. The customer choice program began in April 1999, with approximately 70,000 customers choosing to purchase natural gas from suppliers other than MichCon. Plan years begin April 1 of each year, and the number of customers allowed to participate in the plan is limited to 75,000 in 1999, 150,000 in 2000 and 225,000 in 2001. There is
also a volume limitation on commercial and industrial participants of 10 Bcf in 1999, 20 Bcf in 2000 and 30 Bcf in 2001. MichCon continues to transport and deliver the gas to the customers' premises at prices that maintain its previously existing sales margins on these services.

     The Plan also suspended the GCR mechanism for customers who continue to purchase gas from MichCon and fixed the gas commodity component of MichCon's sales rates at $2.95 per Mcf for the three-year period that began in January 1999. The suspension of the GCR mechanism allows MichCon to profit from its ability to purchase gas at less than $2.95 per Mcf. As part of its gas acquisition strategy, MichCon has entered into fixed-price contracts at costs below $2.95 per Mcf for a substantial portion of its expected gas supply requirements through 2001. This strategy has produced favorable margins through September 1999 and is likely to continue producing favorable margins through 2001. The level of margins generated from selling gas will be affected by the number of customers choosing to purchase gas from suppliers other than MichCon under the three-year customer choice program.

     Also beginning in 1999, an income sharing mechanism allows customers to share in profits when actual returns on equity from utility operations exceed predetermined thresholds. The impact of weather and expenses incurred in the fourth quarter of 1999 will determine the actual amount of profit, if any, to be shared with customers.

     Gas Distribution also plans to grow revenues and earnings by offering a variety of energy-related services, which include appliance sales, installation and maintenance. Growth in revenues is expected from the three heating and cooling firms acquired in October 1998 that have been integrated under MichCon Home Services, which is expanding its customer base and range of services.

     CHANGES IN ACCOUNTING

     In the 1999 first quarter, MCN adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities" issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. SOP 98-5 requires start-up and organizational costs to be expensed as incurred. This change in accounting principle resulted in the write-off of start-up and organization costs capitalized as of December 31, 1998. The cumulative effect of the change was to decrease earnings by $2.9 million for the 1999 nine- and twelve-month periods.

     In the 1999 first quarter, MCN adopted the Emerging Issues Task Force consensus on Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities" (EITF 98-10). EITF 98-10 requires all energy trading contracts to be recognized in the balance sheet as either assets or liabilities measured at their fair value, with changes in fair value recognized in earnings. Adoption of EITF 98-10 did not have a material impact on MCN's financial statements.

                        CAPITAL RESOURCES AND LIQUIDITY

                                                                  9 MONTHS
                                                              -----------------
                                                               1999      1998
                                                               ----      ----
                                                                (IN MILLIONS)
CASH AND CASH EQUIVALENTS
Cash Flow Provided From (Used For):
  Operating activities......................................  $ 211.5   $ 237.5
  Financing activities......................................   (270.4)    306.9
  Investing activities......................................     72.2    (523.9)
                                                              -------   -------
Net Increase in Cash and Cash Equivalents...................  $  13.3   $  20.5
                                                              =======   =======

     OPERATING ACTIVITIES

     MCN's cash flow from operating activities decreased $26.0 million during the 1999 nine-month period as compared to the same 1998 period. The decrease was due primarily to higher working capital requirements, substantially offset by increased earnings, after adjusting for non-cash items (depreciation, unusual charges and deferred taxes).

     FINANCING ACTIVITIES

     MCN's cash flow related to financing activities decreased $577.3 million during the 1999 nine-month period compared to the same 1998 period. The change primarily reflects lower debt issuances and higher debt repayments, partially offset by an increase in equity issuances, in the 1999 nine-month period. A summary of MCN's significant financing activities and financing plans during 1999 follows.

     Prior to mid-February 1999, MCN issued new shares of common stock pursuant to its Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. MCN generated $.2 million in the 1999 nine-month period and $14.7 million in the same 1998 period from common stock issuances under these plans. Beginning in mid-February 1999, shares issued under these plans are being acquired by MCN through open market purchases.

     MCN's 5,865,000 of Preferred Redeemable Increased Dividend Equity Securities (Enhanced PRIDES) matured in April 1999. Each security represented a contract to purchase one share of MCN common stock. Upon conversion of the Enhanced PRIDES, MCN received cash proceeds totaling approximately $135.0 million. The proceeds were used to repay a $130.0 million medium-term note of Diversified Energy that came due in May 1999.

     In March 1999, MCN entered into a $150 million revolving credit agreement that expired in October 1999. There was no balance outstanding under this credit agreement at September 30, 1999. MCN effectively replaced this agreement in October 1999 by entering into a $290 million revolving credit agreement that expires in July 2000. Borrowings under the credit agreement were used to refinance $100 million of Single Point Remarketed Reset Capital Securities that were redeemed in October 1999. The credit agreement will also be used to repay debt, fund capital investments and for general corporate purposes.

DIVERSIFIED ENERGY

     The Diversified Energy group maintains credit lines that allow for borrowings of up to $200 million under a 364-day revolving credit facility and up to $200 million under a three-year revolving credit facility. These facilities support Diversified Energy's commercial paper program, which is used to finance capital investments and working capital requirements. The 364-day facility was renewed in July 1999. During the first nine months of 1999, Diversified Energy's commercial paper and bank borrowings outstanding increased by $129.6 million, leaving borrowings of $355.3 million outstanding under this program at September 30, 1999.

     MCN received approximately $270 million through September 1999 from the sale of various non-Michigan E&P properties. MCN also received approximately $130 million in August 1999 from the sale of its interest in TPL. Proceeds from these sales were used to repay outstanding debt at the MCN Corporate and Diversified Energy levels. Proceeds from the sale of additional non-Michigan E&P properties are expected by mid-2000 and will be used to repay outstanding borrowings and for general corporate purposes.

     MCN repaid $80 million and $130 million of medium-term notes that came due in February 1999 and May 1999, respectively.

GAS DISTRIBUTION

     Cash and cash equivalents normally increase and short-term debt is reduced in the first part of each year as gas inventories are depleted and funds are received from winter heating sales. During the latter part of the year, cash and cash equivalents normally decrease as funds are used to finance increases in gas inventories and customer accounts receivable. To meet its seasonal short-term borrowing needs, MichCon normally issues commercial paper that is backed by credit lines with several banks. MichCon has established credit lines that allow for borrowings of up to $150 million under a 364-day revolving credit facility and up to $150 million under a three-year revolving credit facility. The 364-day facility was renewed in July 1999. During the first nine months of 1999, MichCon repaid $88.7 million of commercial paper, leaving borrowings of $129.6 million outstanding under this program at September 30, 1999.

     During 1999, MichCon issued approximately $110 million of debt (Note 10) and repaid $68 million of first mortgage bonds.

     INVESTING ACTIVITIES

     MCN's cash flow related to investing activities increased $596.1 million in the 1999 nine-month period as compared to the same 1998 period. The increase was due primarily to proceeds from the sale of property and investments and lower capital investments.

     Capital investments equaled $391.6 million in the 1999 nine-month period compared to $636.6 million for the same period in 1998. The 1999 amounts include significantly lower levels of investments in E&P properties and Pipelines & Processing ventures.

                                                                    9 MONTHS
                                                                ----------------
                                                                 1999      1998
                                                                 ----      ----
                                                                 (IN MILLIONS)
CAPITAL INVESTMENTS
Consolidated Capital Expenditures:
  Diversified Energy........................................    $138.5    $283.8
  Gas Distribution..........................................      94.9     106.3
                                                                ------    ------
                                                                 233.4     390.1
                                                                ------    ------
MCN's Share of Joint Venture Capital Expenditures:(1)
  Pipelines & Processing....................................      76.6     166.1
  Electric Power............................................      52.0      19.7
  Energy Marketing..........................................        --        .6
  Other.....................................................        .1        .8
                                                                ------    ------
                                                                 128.7     187.2
                                                                ------    ------
Acquisitions:(2)............................................      29.5      59.3
                                                                ------    ------
Total Capital Investments...................................    $391.6    $636.6
                                                                ======    ======

-------------------------
(1) A portion of joint venture capital expenditures is financed with joint venture debt

(2) Includes MCN's share of certain debt existing at the date of acquisitions

     Total capital investments were partially funded from the sale of certain E&P properties and joint venture investments that totaled approximately $400 million in the 1999 nine-month period.

     OUTLOOK

     1999 capital investments to approximate $500 million -- MCN's strategic direction is to grow in its targeted region by investing in energy-related projects. For 1999, MCN anticipates investing approximately $500 million, of which 70% is expected to be within the Diversified Energy group.

     The proposed level of investments for 2000 and each of the next several years approximates $300 million and is expected to be financed primarily with internally generated funds, including proceeds received from the sale of assets. No issuance of incremental equity securities is expected for the next few years. It is management's opinion that MCN and its subsidiaries will have sufficient capital resources to meet anticipated capital and operating requirements.

                                   YEAR 2000

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN has implemented a corporate-wide, four-phase Year 2000 approach consisting of: i) inventory -- identification of the components of MCN's systems, equipment and facilities; ii) assessment -- assessing Year 2000 readiness and prioritizing the risks of items identified in the inventory phase; iii) remediation -- upgrading, repairing and replacing non-compliant systems, equipment and facilities; and iv) testing -- verifying items remediated. MCN has completed the Year 2000 implementation plan for its mission critical business systems and measurement and control systems (including embedded microprocessors), and therefore considers these systems Year 2000 ready. The completion status of these systems follows:

                                                          INVENTORY    ASSESSMENT    REMEDIATION    TESTING
                                                          ---------    ----------    -----------    -------
Business Systems:
  September 30, 1999..................................       100%         100%            98%          98%
  October 31, 1999....................................       100%         100%           100%         100%

Measurement and Control Systems:
  September 30, 1999..................................       100%         100%            99%          99%
  October 31, 1999....................................       100%         100%           100%         100%

     Costs associated with the Year 2000 issue are not expected to have a material adverse effect on MCN results of operations, liquidity and financial condition. The total costs are estimated to be between $5 million and $6 million, of which approximately $4.6 million was incurred through September 1999. This estimate does not include MCN's share of Year 2000 costs that may be incurred by partnerships and joint ventures. The anticipated costs are not higher due in part to the ongoing replacement of significant old systems. MCN has made a substantial investment in new systems that were installed over the past few years that are Year 2000 ready, particularly MichCon's customer information system which was installed and functional in April 1999. The replacement of these systems and the customer information system, in particular, was necessary to maintain a high level of customer satisfaction and to respond to changes in regulation and increased competition within the energy industry.

     MCN anticipates a smooth transition to the Year 2000. However, the failure to correct a material Year 2000 problem could result in an interruption in or a failure of certain business activities and operations. Such interruptions or failures could have a material adverse effect on MCN's results of operations, liquidity and financial condition. Due to the uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of key partners, operators, suppliers and government agencies, MCN cannot certify that it will be unaffected by Year 2000 complications.

     In order to reduce its Year 2000 risk, MCN has completed the development of contingency plans for mission-critical processes in the event of a Year 2000 complication. Contingency plans for several essential gas transmission facilities were tested under a "power outage" scenario and have achieved excellent results. Completed contingency plans will continue to be enhanced throughout the remainder of 1999 as MCN works with partners, operators, suppliers and governmental agencies.

                            MARKET RISK INFORMATION

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN manages commodity price and interest rate risk through the use of various derivative instruments and generally limits the use of such instruments to hedging activities. A discussion and analysis of the events and factors that have changed MCN's commodity price, interest rate and foreign currency risk during the 1999 nine-month period follows.

COMMODITY PRICE RISK

     HEDGING ACTIVITIES

     Natural gas and oil futures, options and swap agreements are used to manage Diversified Energy's exposure to the risk of market price fluctuations on gas sale and purchase contracts and gas inventories. As a result of changes in commodity prices that occurred during the 1999 nine-month period, there have been significant changes in the outcome of the sensitivity analysis performed for commodity price risk at September 30, 1999 as compared to December 31, 1998.

     A sensitivity analysis calculates the change in fair values of MCN's natural gas and oil futures and swap agreements given a hypothetical 10% increase or decrease in commodity prices utilizing applicable forward commodity rates in effect at the end of the reporting period.

     Changes in fair values resulting from sensitivity analysis calculations follow:

                                                          SEPTEMBER 30, 1999            DECEMBER 31, 1998
                                                      --------------------------    --------------------------
                                                       ASSUMING       ASSUMING       ASSUMING       ASSUMING
                                                         A 10%          A 10%          A 10%          A 10%
                                                      INCREASE IN    DECREASE IN    INCREASE IN    DECREASE IN
                                                       COMMODITY      COMMODITY      COMMODITY      COMMODITY
                                                        PRICES         PRICES         PRICES         PRICES
                                                      -----------    -----------    -----------    -----------
                                                                           (IN MILLIONS)
Commodity Price Sensitive:*
Swaps: Pay fixed/receive variable.................       $ 79.6        $(79.6)         $ 53.6        $(53.6)
        Pay variable/receive fixed................       $(91.0)       $ 91.0          $(54.0)       $ 54.0
Futures: Longs....................................       $  5.3        $ (5.3)         $  1.9        $ (1.9)
         Shorts...................................       $ (3.5)       $  3.5          $  (.1)       $   .1

-------------------------
* Includes only the risk related to the derivative instruments that serve as hedges and does not include the risk associated with the related underlying hedged item.

     NON-HEDGING ACTIVITIES

     During 1999, MCN sold its Western and Midcontinent/Gulf Coast E&P properties, but has not yet fully exited the natural gas and oil swap agreements and futures contracts that served as hedges of the price risk associated with the gas and oil produced from these properties. As a result, these natural gas and oil swap agreements and futures contracts are no longer considered hedges under definitions prescribed by the SEC and generally accepted accounting principles. Accordingly, these swap agreements and futures contracts are accounted for using the mark-to-market method, with unrealized gains and losses recorded in earnings. At September 30, 1999, these swap agreements and futures contracts total 14.1 Bcf, have a notional value of $33.0 million and mature through 2000.

     Changes in fair values resulting from sensitivity analysis calculations previously discussed follow:

                                                          SEPTEMBER 30, 1999            DECEMBER 31, 1998
                                                      --------------------------    --------------------------
                                                       ASSUMING       ASSUMING       ASSUMING       ASSUMING
                                                         A 10%          A 10%          A 10%          A 10%
                                                      INCREASE IN    DECREASE IN    INCREASE IN    DECREASE IN
                                                       COMMODITY      COMMODITY      COMMODITY      COMMODITY
                                                        PRICES         PRICES         PRICES         PRICES
                                                      -----------    -----------    -----------    -----------
                                                                           (IN MILLIONS)
Commodity Price Sensitive:*
Swaps: Pay variable/receive fixed.................       $(2.3)         $ 2.3           N/A            N/A
Futures: Shorts...................................       $(1.3)         $ 1.3           N/A            N/A

INTEREST RATE RISK

     MCN is subject to interest rate risk in connection with the issuance of variable and fixed-rate debt and preferred securities. In order to manage interest costs and risk, MCN uses interest rate swap agreements to exchange fixed and variable-rate interest payment obligations over the life of the agreements without exchange of the underlying principal amounts. During the 1999 nine-month period, there have not been any events or factors that have caused any significant changes to MCN's interest rate risk.

              MANAGEMENT'S DISCUSSION AND ANALYSIS -- (CONCLUDED)

FOREIGN CURRENCY RISK

     MCN is subject to foreign currency risk as a result of its investments in foreign joint ventures, which are located in India, Nepal and the United Arab Emirates. During August 1999, MCN completed the sale of its interest in TPL that is located in India for approximately $130 million. This sale has reduced MCN's foreign currency risk to an insignificant level.

                         NEW ACCOUNTING PRONOUNCEMENTS

     DERIVATIVE AND HEDGING ACTIVITIES -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 changes the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000.

     SFAS No. 133 requires all derivatives to be recognized in the balance sheet as either assets or liabilities measured at their fair value and sets forth conditions in which a derivative instrument may be designated as a hedge. The Statement requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to be recorded to other comprehensive income or to offset related results on the hedged item in earnings.

     MCN manages commodity price risk and interest rate risk through the use of various derivative instruments and predominantly limits the use of such instruments to hedging activities. The effects of SFAS No. 133 on MCN's financial statements are subject to fluctuations in the market value of hedging contracts which are, in turn, affected by variations in gas and oil prices and in interest rates. Accordingly, management cannot quantify the effects of adopting SFAS No. 133 at this time.

                           FORWARD-LOOKING STATEMENTS

     This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties as set forth in MCN's 1998 Annual Report included herein in the Form 8-K filed with the SEC on October 15, 1999.

     The Year 2000 disclosure is a Year 2000 Readiness Disclosure under the Year 2000 Information and Readiness Disclosure Act. Therefore, MCN claims the full protections established by the Act.

                             AVAILABLE INFORMATION

     The following information is available without charge to shareholders and other interested parties: the 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999; the Form 10-Q Quarterly Reports and the Quarterly Statistical Supplements. To request these publications, shareholders and other interested parties are instructed to contact: MCN Investor Relations, 500 Griswold Street, Detroit, Michigan 48226, (800) 548-4655. Information is also available on MCN's website at http://www.mcnenergy.com.

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                    THREE MONTHS ENDED        NINE MONTHS ENDED        TWELVE MONTHS ENDED
                                                       SEPTEMBER 30,            SEPTEMBER 30,             SEPTEMBER 30,
                                                   ---------------------   -----------------------   -----------------------
                                                                 1998                      1998                      1998
                                                              (RESTATED)                (RESTATED)                (RESTATED)
                                                     1999       NOTE 5        1999        NOTE 5        1999        NOTE 5
                                                   --------   ----------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES...............................  $462,859   $ 351,145    $1,748,229   $1,458,819   $2,320,108   $2,162,183
                                                   --------   ---------    ----------   ----------   ----------   ----------
OPERATING EXPENSES
  Cost of sales..................................   329,339     201,006     1,118,172     853,551     1,470,395    1,309,153
  Operation and maintenance......................    98,159      90,712       298,586     277,215       410,786      386,192
  Depreciation, depletion and amortization.......    38,611      44,231       125,948     135,478       169,960      182,245
  Property and other taxes.......................    14,921      15,542        52,849      54,255        68,147       72,277
  Property write-downs and restructuring charges
    (Note 3 )....................................        --     259,296        52,000     592,318        52,000      592,318
                                                   --------   ---------    ----------   ----------   ----------   ----------
                                                    481,030     610,787     1,647,555   1,912,817     2,171,288    2,542,185
                                                   --------   ---------    ----------   ----------   ----------   ----------
OPERATING INCOME (LOSS)..........................   (18,171)   (259,642)      100,674    (453,998)      148,820     (380,002)
                                                   --------   ---------    ----------   ----------   ----------   ----------
EQUITY IN EARNINGS OF JOINT VENTURES.............    15,396      17,963        40,020      46,561        55,684       60,040
                                                   --------   ---------    ----------   ----------   ----------   ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income................................     1,909       2,496         5,774       8,659         8,008       13,136
  Interest on long-term debt.....................   (22,540)    (24,392)      (66,046)    (62,345)      (91,047)     (79,336)
  Other interest expense.........................    (5,541)     (4,991)      (20,858)    (16,654)      (28,608)     (20,981)
  Dividends on preferred securities of
    subsidiaries.................................   (10,335)     (8,178)      (31,004)    (27,162)      (40,212)     (36,916)
  Loss on sale of E&P properties (Note 3c).......    (5,877)         --       (74,675)         --       (74,675)          --
  Investment losses (Notes 3c and 3e)............        --      (8,500)       (7,456)    (14,635)       (7,456)     (14,635)
  Minority interest (Note 3e)....................      (632)      7,275        (1,371)      6,030        (1,409)       5,580
  Other..........................................     3,281         134        13,655      14,095        19,121       17,040
                                                   --------   ---------    ----------   ----------   ----------   ----------
                                                    (39,735)    (36,156)     (181,981)    (92,012)     (216,278)    (116,112)
                                                   --------   ---------    ----------   ----------   ----------   ----------
LOSS BEFORE INCOME TAXES.........................   (42,510)   (277,835)      (41,287)   (499,449)      (11,774)    (436,074)
INCOME TAX BENEFIT...............................   (11,356)   (101,111)      (12,308)   (188,984)       (6,792)    (170,496)
                                                   --------   ---------    ----------   ----------   ----------   ----------
LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.........................................   (31,154)   (176,724)      (28,979)   (310,465)       (4,982)    (265,578)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  TAXES (NOTE 6).................................        --          --        (2,872)         --        (2,872)          --
                                                   --------   ---------    ----------   ----------   ----------   ----------
NET LOSS.........................................  $(31,154)  $(176,724)   $  (31,851)  $(310,465)   $   (7,854)  $ (265,578)
                                                   ========   =========    ==========   ==========   ==========   ==========
LOSS PER SHARE -- BASIC AND DILUTED (NOTE 11)
  Before cumulative effect of accounting
    change.......................................  $  (0.37)  $   (2.24)   $     (.35)  $   (3.95)   $     (.06)  $    (3.38)
  Cumulative effect of accounting change (Note
    6)...........................................        --          --          (.04)         --          (.04)          --
                                                   --------   ---------    ----------   ----------   ----------   ----------
                                                   $  (0.37)  $   (2.24)   $    (0.39)  $   (3.95)   $    (0.10)  $    (3.38)
                                                   ========   =========    ==========   ==========   ==========   ==========
AVERAGE COMMON SHARES OUTSTANDING -- BASIC AND
  DILUTED........................................    85,282      78,938        82,724      78,689        81,840       78,531
                                                   ========   =========    ==========   ==========   ==========   ==========
DIVIDENDS DECLARED PER SHARE.....................  $  .2550   $   .2550    $    .7650   $   .7650    $   1.0200   $   1.0200
                                                   ========   =========    ==========   ==========   ==========   ==========

       CONSOLIDATED STATEMENT OF RETAINED EARNINGS (DEFICIT) (UNAUDITED)

                                                  THREE MONTHS ENDED       NINE MONTHS ENDED      TWELVE MONTHS ENDED
                                                     SEPTEMBER 30,           SEPTEMBER 30,           SEPTEMBER 30,
                                                 ---------------------   ---------------------   ---------------------
                                                               1998                    1998                    1998
                                                            (RESTATED)              (RESTATED)              (RESTATED)
                                                   1999       NOTE 5       1999       NOTE 5       1999       NOTE 5
                                                 --------   ----------   --------   ----------   --------   ----------
                                                                            (IN THOUSANDS)
BALANCE -- BEGINNING OF PERIOD.................  $(45,400)  $ 190,548    $ (2,977)  $ 365,730    $ (6,622)  $ 340,767
ADD -- NET LOSS................................   (31,154)   (176,724)    (31,851)   (310,465)     (7,854)   (265,578)
                                                 --------   ---------    --------   ---------    --------   ---------
                                                  (76,554)     13,824     (34,828)     55,265     (14,476)     75,189
DEDUCT -- CASH DIVIDENDS DECLARED..............    22,009      20,446      63,735      61,887      84,087      81,811
                                                 --------   ---------    --------   ---------    --------   ---------
BALANCE -- END OF PERIOD.......................  $(98,563)  $  (6,622)   $(98,563)  $  (6,622)   $(98,563)  $  (6,622)
                                                 ========   =========    ========   =========    ========   =========

The notes to the consolidated financial statements are an integral part of these statements.

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)

                                                                 SEPTEMBER 30,          DECEMBER 31,
                                                            ------------------------    ------------
                                                                             1998
                                                                          (RESTATED)
                                                               1999         NOTE 5          1998
                                                               ----       ----------        ----
                                                                         (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost (which approximates
     market value)......................................    $   30,353    $   60,031     $   17,039
  Accounts receivable, less allowance for doubtful
     accounts of $16,216, $9,515 and $9,665,
     respectively.......................................       301,243       280,496        400,120
  Accrued unbilled revenues.............................        21,499        17,359         87,888
  Gas in inventory......................................       238,366       197,799        147,387
  Property taxes assessed applicable to future
     periods............................................        39,505        33,115         72,551
  Other.................................................        56,799        56,120         42,472
                                                            ----------    ----------     ----------
                                                               687,765       644,920        767,457
                                                            ----------    ----------     ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes.................................        11,144        53,519         50,547
  Investments in debt and equity securities.............        72,494        42,986         69,705
  Deferred swap losses and receivables (Note 15)........        96,539        45,033         63,147
  Deferred environmental costs..........................        31,291        30,655         30,773
  Prepaid benefit costs.................................       140,295        97,169        111,775
  Other.................................................       125,569        96,719         98,940
                                                            ----------    ----------     ----------
                                                               477,332       366,081        424,887
                                                            ----------    ----------     ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES
  Pipelines & Processing................................       581,515       488,536        521,711
  Electric Power........................................       134,298       228,960        231,668
  Energy Marketing......................................        25,496        24,944         29,435
  Gas Distribution......................................         2,478           628          1,478
  Other.................................................        18,695        19,354         18,939
                                                            ----------    ----------     ----------
                                                               762,482       762,422        803,231
                                                            ----------    ----------     ----------
PROPERTY, PLANT AND EQUIPMENT
  Pipelines & Processing................................        46,094        38,703         48,706
  Exploration & Production (Note 3c)....................       690,760     1,013,778      1,040,047
  Gas Distribution......................................     3,001,638     2,869,897      2,916,540
  Other.................................................        77,937        34,747         36,124
                                                            ----------    ----------     ----------
                                                             3,816,429     3,957,125      4,041,417
  Less -- Accumulated depreciation and depletion........     1,688,186     1,603,223      1,644,094
                                                            ----------    ----------     ----------
                                                             2,128,243     2,353,902      2,397,323
                                                            ----------    ----------     ----------
                                                            $4,055,822    $4,127,325     $4,392,898
                                                            ==========    ==========     ==========

The notes to the consolidated financial statements are an integral part of this statement.

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)

                                                                 SEPTEMBER 30,          DECEMBER 31,
                                                            ------------------------    ------------
                                                                             1998
                                                                          (RESTATED)
                                                               1999         NOTE 5          1998
                                                               ----       ----------        ----
                                                                         (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable......................................    $  291,176    $  318,129     $  304,349
  Notes payable.........................................       370,995       414,957        618,851
  Current portion of long-term debt, preferred
     securities and capital lease obligations...........       131,302       269,499        269,721
  Federal income, property and other taxes payable......         5,249        48,130         69,465
  Deferred gas cost recovery revenues (Note 7b).........            --        23,899         14,980
  Gas payable...........................................        36,073        50,302         42,669
  Customer deposits.....................................        15,766        16,829         18,791
  Interest payable......................................        26,459        30,095         30,314
  Other.................................................        80,355        62,305         77,996
                                                            ----------    ----------     ----------
                                                               957,375     1,234,145      1,447,136
                                                            ----------    ----------     ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized investment tax credit.....................        28,510        31,641         30,056
  Tax benefits amortizable to customers.................       136,906       132,676        130,120
  Deferred swap gains and payables (Note 15)............        76,810        38,556         62,956
  Accrued environmental costs...........................        30,373        35,000         35,000
  Minority interest.....................................        10,928        11,948         10,898
  Other.................................................       104,076        64,454         75,439
                                                            ----------    ----------     ----------
                                                               387,603       314,275        344,469
                                                            ----------    ----------     ----------
LONG-TERM DEBT, including capital lease obligations
  (Note 10).............................................     1,460,941     1,402,526      1,307,168
                                                            ----------    ----------     ----------
MCN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARIES HOLDING SOLELY DEBENTURES
  OF MCN................................................       402,900       405,481        502,203
                                                            ----------    ----------     ----------
CONTINGENCIES (NOTE 14)
COMMON SHAREHOLDERS' EQUITY
  Common stock (Note 10)................................           855           791            797
  Additional paid-in capital (Note 10)..................       967,356       813,809        832,966
  Retained earnings (deficit)...........................       (98,563)       (6,622)        (2,977)
  Accumulated other comprehensive loss (Note 13)........          (357)      (14,792)       (16,576)
  Yield enhancement, contract and issuance costs........       (22,288)      (22,288)       (22,288)
                                                            ----------    ----------     ----------
                                                               847,003       770,898        791,922
                                                            ----------    ----------     ----------
                                                            $4,055,822    $4,127,325     $4,392,898
                                                            ==========    ==========     ==========

The notes to the consolidated financial statements are an integral part of this statement.

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                             1998
                                                                          (RESTATED)
                                                                1999        NOTE 5
                                                                ----      ----------
                                                                  (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (31,851)  $(310,465)
  Adjustments to reconcile net loss to net cash provided
    from operating activities Depreciation, depletion and
    amortization:
      Per statement of operations...........................    125,948     135,478
      Charged to other accounts.............................      6,676       5,990
    Unusual charges, net of taxes (Note 3)..................     87,185     389,598
    Cumulative effect of accounting change, net of taxes
     (Note 6)...............................................      2,872          --
    Deferred income taxes -- current........................     (9,791)    (11,994)
    Deferred income taxes and investment tax credit, net....     82,738      14,779
    Equity in earnings of joint ventures, net of
     distributions..........................................    (15,176)    (30,344)
    Other...................................................       (790)     (9,331)
    Changes in assets and liabilities, exclusive of changes
     shown separately.......................................    (36,312)     53,787
                                                              ---------   ---------
      Net cash provided from operating activities...........    211,499     237,498
                                                              ---------   ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net........................................   (247,856)    103,588
  Dividends paid............................................    (63,735)    (61,887)
  Issuance of common stock (Note 10)........................    132,544      14,742
  Reacquisition of common stock.............................       (780)         --
  Issuance of long-term debt (Note 10)......................    106,535     458,761
  Long-term commercial paper and bank borrowings, net.......     92,344     109,643
  Retirement of long-term debt and preferred securities
    (Note 10)...............................................   (289,439)   (326,194)
  Other.....................................................         --       8,243
                                                              ---------   ---------
      Net cash provided from (used for) financing
       activities...........................................   (270,387)    306,896
                                                              ---------   ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures......................................   (233,410)   (390,067)
  Acquisitions..............................................    (33,071)    (36,731)
  Investment in debt and equity securities, net.............     (4,572)     46,286
  Investment in joint ventures..............................    (62,572)   (166,977)
  Sale of property and joint venture interests..............    409,616      44,034
  Other.....................................................     (3,789)    (20,403)
                                                              ---------   ---------
      Net cash provided from (used for) investing
       activities...........................................     72,202    (523,858)
                                                              ---------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     13,314      20,536
CASH AND CASH EQUIVALENTS, JANUARY 1........................     17,039      39,495
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS, SEPTEMBER 30.....................  $  30,353   $  60,031
                                                              =========   =========
CHANGES IN ASSETS AND LIABILITIES, EXCLUSIVE OF CHANGES
  SHOWN SEPARATELY
  Accounts receivable, net..................................  $  98,192   $ 113,476
  Accrued unbilled revenues.................................     66,389      75,651
  Accrued/deferred gas cost recovery revenues, net..........    (15,153)     36,761
  Gas in inventory..........................................    (90,979)   (141,022)
  Property taxes assessed applicable to future periods......     33,046      34,764
  Accounts payable..........................................     (8,373)    (22,576)
  Federal income, property and other taxes payable..........    (64,216)    (38,668)
  Gas payable...............................................     (6,596)     41,985
  Interest payable..........................................     (3,855)      1,635
  Prepaid benefit costs, net................................    (28,487)    (16,276)
  Other current assets and liabilities, net.................     (2,193)    (10,845)
  Other deferred assets and liabilities, net................    (14,087)    (21,098)
                                                              ---------   ---------
                                                              $ (36,312)  $  53,787
                                                              =========   =========
SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for:
    Interest, net of amounts capitalized....................  $  97,395   $  90,088
                                                              =========   =========
    Federal income taxes....................................  $   3,550   $  11,700
                                                              =========   =========

The notes to the consolidated financial statements are an integral part of this statement.

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     MCN Energy Group Inc. (MCN) is a diversified energy company that operates two major business groups, Diversified Energy and Gas Distribution. Diversified Energy, operating through MCN Energy Enterprises Inc. (MCNEE), was previously doing business as MCN Investment Corporation. Gas Distribution principally consists of Michigan Consolidated Gas Company (MichCon).

     In MCN's 1998 Annual Report on Form 10-K/A, MCN accounted for its Exploration & Production (E&P) segment as a discontinued operation as the result of its decision to sell all of its oil and gas properties. In August 1999, the company made a strategic business decision to keep a portion of these properties (Note 8). Accordingly, financial results included in MCN's 1998 Annual Report on Form 10-K/A have been reclassified to reflect the E&P segment as a continuing operation, and are included in MCN's Form 8-K filed October 15, 1999 with the Securities and Exchange Commission (SEC). Therefore, the accompanying consolidated financial statements should be read in conjunction with MCN's 1998 Annual Report included in the Form 8-K. Additionally, certain reclassifications have been made to the prior year's financial statements to conform to the 1999 presentation. In the opinion of management, the unaudited information furnished herein reflects all adjustments necessary for a fair presentation of the financial statements for the periods presented.

     Because of seasonal and other factors, revenues, expenses, net income and earnings per share for the interim periods should not be construed as representative of revenues, expenses, net income and earnings per share for all or any part of the balance of the current year or succeeding periods.

2. MERGER AGREEMENT WITH DTE ENERGY COMPANY

     MCN and DTE Energy Company (DTE) have signed a definitive merger agreement, dated October 4, 1999, under which DTE will acquire all outstanding shares of MCN common stock. Under the terms of the agreement, MCN shareholders will have the right to elect to receive either $28.50 in cash or 0.775 shares of DTE common stock in exchange for each share of MCN common stock that they hold. The acquisition of shares is subject to an allocation and proration that is intended to result in 45% of the MCN shares being converted into shares of DTE common stock and 55% being converted into cash.

     The boards of directors of both companies have unanimously approved the merger agreement. The transaction is subject to the approval of the shareholders of both companies, regulatory approvals and other customary merger conditions. The transaction is expected to close in six to nine months from the date of the merger agreement and will be accounted for as a purchase by DTE. The combined company, which will be named DTE Energy Company and headquartered in Detroit, will be the largest electric and gas utility in Michigan.

     DTE is a diversified energy provider. Its principal subsidiary is The Detroit Edison Company, Michigan's largest electric utility serving 2.1 million customers in southeastern Michigan. DTE's non-regulated subsidiaries and ventures sell methane gas from landfills, coal, metallurgical coke and other energy-related products and services.

     Additionally, as part of the merger agreement, MCN has agreed to use its best efforts to enter into agreements to dispose of some or all of its interests in certain assets or facilities. MCN may sell all or a portion of several "Qualifying Facilities" as defined by the Public Utility Regulatory Policies Act of 1978, as amended. MCN's investments in these "Qualifying Facilities" include: a 23% interest in the Midland Cogeneration Venture, a 1,370 megawatt (MW) cogeneration facility located in Michigan; a 50% interest in the Michigan Power Project, a 123 MW cogeneration plant located in Michigan; a 33 1/3% interest in the Carson Cogeneration facility, a 42 MW cogeneration plant located in California; and a 50% interest in the Ada Cogeneration facility, a 30 MW cogeneration plant located in Michigan. Furthermore, under the terms of the merger agreement, MCN will dispose of all or a portion of its 95% interest in the Cobisa-Person facility, a 140

MW power plant in New Mexico that is currently under construction.

3. UNUSUAL CHARGES

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN recorded several unusual charges in 1998, consisting of property write-downs, investment losses, and restructuring charges. In 1999, MCN recorded additional unusual charges. A discussion of each unusual charge by segment follows:

     A. PIPELINES & PROCESSING

          Property Write-Downs: In the third quarter of 1998, MCN recorded a $133,782,000 pre-tax ($86,959,000 net of taxes) write-off of its coal fines project. The economic viability of the project is dependent on coal briquettes produced from six coal fines plants qualifying for synthetic fuel tax credits and MCN's ability to utilize or sell such credits. Although the plants were in service by June 30, 1998, the date specified to qualify for the tax credits, operating delays at the plants in the 1998 third quarter significantly increased the possibility that the Internal Revenue Service (IRS) would challenge the project's eligibility for tax credits. In addition, there was uncertainty as to whether MCN could utilize or sell the credits. These factors led to MCN's decision to record an impairment loss equal to the carrying value of the plants, reflecting the likely inability to recover such costs. MCN sought to maximize the value of its investment in the coal fines project, and in May 1999 filed a request with the IRS seeking a factual determination that its coal fines plants were in service on June 30, 1998. In September 1999, MCN received favorable determination letters from the IRS ruling that four of the six plants were in service by June 30, 1998 (Note 4a).

          In the third quarter of 1998, MCN also recorded an impairment loss of $3,899,000 pre-tax ($2,534,000 net of taxes) relating to an acquired out-of-service pipeline in Michigan. MCN reviewed the business alternatives for this asset and determined that its development is unlikely. Accordingly, MCN recorded an impairment loss equal to the carrying value of this asset.

     B. ELECTRIC POWER

          Restructuring Charge: In the third quarter of 1998, MCN recorded a $2,470,000 pre-tax ($1,605,000 net of taxes) restructuring charge related to certain international power projects. The charge was incurred as a result of refocusing MCN's strategic plan, particularly the decision to exit certain international power projects.

     C. EXPLORATION & PRODUCTION

          Property Write-Downs: In the second quarter of 1999, MCN recognized a $52,000,000 pre-tax ($33,800,000 net of taxes) write-down of its gas and oil properties under the full cost method of accounting, due primarily to an unfavorable revision in the timing of the production of proved gas and oil reserves as well as reduced expectations of sales proceeds on unproved acreage. Under the full cost method of accounting as prescribed by the SEC, MCN's capitalized exploration and production costs at June 30, 1999 exceeded the full cost "ceiling," resulting in the excess being written off to income. The ceiling is the sum of discounted future net cash flows from the production of proved gas and oil reserves, and the lower of cost or estimated fair value of unproved properties, net of related income tax effects.

          In the second and third quarters of 1998, MCN recognized write-downs of its gas and oil properties totaling $333,022,000 pre-tax ($216,465,000 net of taxes) and $83,955,000 pre-tax ($54,570,000 net of taxes), respectively. The write-downs were also the result of MCN's capitalized exploration and production costs exceeding the full cost ceiling.

          Losses on Sale of Properties: In the second quarter of 1999, MCN recognized losses from the sale of its Western and Midcontinent/Gulf Coast E&P properties totaling $68,798,000 pre-tax ($44,719,000 net of taxes). In the third quarter of 1999, MCN recognized additional losses relating to the sale of these properties totaling $5,877,000 pre-tax ($3,820,000 net of taxes).

          Loss on Investment: In the second quarter of 1999, MCN recognized a $7,456,000 pre-tax ($4,846,000 net of taxes) loss from the write-down of an investment in the common stock of an E&P company. MCN had also recognized a $6,135,000 pre-tax ($3,987,000 net of taxes) loss from the write-down of this investment during the second quarter of 1998. The losses were due to declines in the fair value of the securities that are not considered temporary. MCN has no carrying value in this investment after the write-downs.

     D. CORPORATE & OTHER

          Restructuring Charge: In the third quarter of 1998, MCN recorded a $10,390,000 pre-tax ($6,753,000 net of taxes) restructuring charge related to the corporate realignment designed to improve operating efficiencies through a more streamlined organizational structure. The realignment includes cost saving initiatives expected to reduce future operating expenses. As of September 30, 1999, payments of $3,087,000 have been charged against the restructuring accruals relating to severance and termination benefits. These benefits will continue to be paid through 2000. The remaining restructuring costs, primarily for net lease expenses, are expected to be paid over the related lease terms that expire through 2006.

     E. GAS DISTRIBUTION

          Property Write-Downs: In the third quarter of 1998, MCN recorded a $24,800,000 pre-tax ($11,200,000 net of taxes and minority interest) write-down of certain gas gathering properties. An analysis revealed that projected cash flows from the gathering system were not sufficient to cover the system's carrying value. Therefore, an impairment loss was recorded representing the amount by which the carrying value of the system exceeded its estimated fair value.

          Loss on Investment: In the third quarter of 1998, MCN also recorded an $8,500,000 pre-tax ($5,525,000 net of taxes) loss from the write-down of an investment in a Missouri gas distribution company that MCN intends to sell in 2000. The write-down represents the amount by which the carrying value exceeded the estimated fair value of the investment.

4. COAL FINES PLANTS

     A. IRS DETERMINATION

          During the third quarter of 1998, MCN recorded an impairment loss of $133,782,000, pre-tax, which equaled the carrying value of its coal fines plants and reflected the likely inability to recover such costs (Note 3a). In September 1999, MCN received "in-service" determination letters from the IRS with respect to its six coal fines plants, which were built to produce briquettes that qualify for synthetic fuel tax credits. In the determination letters, the IRS ruled that four of the plants were in service by the June 30, 1998 deadline in order to qualify for synthetic fuel tax credits. The IRS ruled that two other plants did not meet the in-service requirements. The company continues to believe these two plants also meet the requirements and intends to appeal the unfavorable rulings.

     B. DISPOSITION

          In November 1999, MCN reached an agreement to sell four of its coal fines plants to DTE in an arms-length transaction that is independent of the pending merger. The sales price will depend on total production performance of the four plants. DTE will initially make a $45,000,000 payment that will be adjusted up to $152,000,000 or down to zero based on the results of a 36-month production test period. The sale is expected to be finalized in December 1999.

5. RESTATEMENT

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, subsequent to the issuance of MCN's December 31, 1998 financial statements, certain matters came to management's attention and resulted in a special investigation of prior years' operations of CoEnergy Trading Company (CTC), MCN's non-utility energy marketing subsidiary. As a result of the investigation, MCN identified that its internal controls had been overridden, and that certain transactions had not been properly accounted for. Specifically, the investigation concluded that CTC had entered into gas supply contracts and agreed to pay significantly less than market prices in one period in return for above-market prices to be paid in subsequent periods through March 2000. The effect of these transactions was to improperly delay the accrual of cost of gas expenses, resulting in the overstatement of net loss for the 1998 third quarter and nine-month periods by $3,044,000 and $1,680,000, respectively, and an understatement of net loss for the 1998 twelve-month period by $3,991,000.

     Additionally, the investigation identified that CTC had entered into certain unauthorized gas purchase and sale contracts for trading purposes. The unauthorized transactions violate MCN's risk-management policy that requires all such activities to be reviewed and approved by a risk committee that reports regularly to the MCN Board of Directors. The gas purchase and sale contracts entered into in connection with trading activities were not accounted for properly using the required mark-to-market method, under which unrealized gains and losses are recorded as an adjustment to cost of gas. The effect of not properly accounting for these transactions was the understatement of net loss for the 1998 third quarter, nine- and twelve-month periods by $1,801,000, $4,545,000 and $4,208,000, respectively. However, net income of $403,000, $1,590,000 and $2,682,000 was realized and recorded in connection with these trading activities in the 1998 third quarter, nine- and twelve-month periods, respectively, resulting in a net loss from such activities for the 1998 third quarter, nine- and twelve-month periods of $1,398,000, $2,955,000 and $1,526,000, respectively. From the inception of these trading activities in March 1997 through June 1999, $2,714,000 of net loss was realized and recorded in connection with these trading activities. All of the contracts were effectively closed by the end of June 1999.

     Other items identified during the investigation resulted in the understatement of net loss for the 1998 third quarter, nine- and twelve-month periods by $816,000, $859,000 and $880,000, respectively.

     The 1998 information in the accompanying consolidated financial statements has been restated from amounts originally reported to properly account for the transactions identified. A summary of the significant effects of the restatement on MCN's September 30, 1998 financial statements is as follows:

                                THREE MONTHS ENDED       NINE MONTHS ENDED        TWELVE MONTHS ENDED
                                SEPTEMBER 30, 1998       SEPTEMBER 30, 1998       SEPTEMBER 30, 1998
                              ----------------------   ----------------------   -----------------------
                              PREVIOUSLY               PREVIOUSLY               PREVIOUSLY
                               REPORTED    RESTATED     REPORTED    RESTATED     REPORTED     RESTATED
                              ----------   --------    ----------   --------    ----------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS
Cost of Sales...............  $ 201,663    $ 201,006   $ 847,823    $ 853,551   $1,295,187   $1,309,153
Loss Before Income Taxes....  $(278,492)   $(277,835)  $(493,721)   $(499,449)  $ (422,108)  $ (436,074)
Income Tax Benefit..........  $(101,341)   $(101,111)  $(186,980)   $(188,984)  $ (165,609)  $ (170,496)
Net Loss....................  $(177,151)   $(176,724)  $(306,741)   $(310,465)  $ (256,499)  $ (265,578)
Loss Per Share -- Basic and
  Diluted...................  $   (2.24)   $   (2.24)  $   (3.90)   $   (3.95)  $    (3.27)  $    (3.38)

                                                               SEPTEMBER 30, 1998
                                                              ---------------------
                                                              PREVIOUSLY
                                                               REPORTED    RESTATED
                                                              ----------   --------
CONSOLIDATED STATEMENT OF
  FINANCIAL POSITION
Accounts Receivable.........................................   $277,229    $280,496
Gas in Inventory............................................   $200,399    $197,799
Accounts Payable............................................   $297,771    $318,129
Federal Income, Property and Other Taxes Payable............   $ 55,020    $ 48,130
Common Shareholders' Equity.................................   $783,699    $770,898

6. ACCOUNTING FOR START-UP ACTIVITIES

     In January 1999, MCN adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. SOP 98-5 requires start-up and organizational costs to be expensed as incurred. This change in accounting principle resulted in the write-off of start-up and organization costs capitalized as of December 31, 1998. The cumulative effect of the change was to decrease earnings by $4,418,000 pre-tax ($2,872,000 net of taxes) for the nine- and twelve-month periods ended September 30, 1999.

7. REGULATORY MATTERS

     A. REGULATORY REFORM PLAN

          As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MichCon implemented its Regulatory Reform Plan in January 1999. The plan includes a new three-year gas sales program under which MichCon's gas sales rates include a gas commodity component that is fixed at $2.95 per thousand cubic feet (Mcf). As part of its gas acquisition strategy, MichCon has entered into fixed-price contracts at costs below $2.95 per Mcf for a substantial portion of its expected gas supply requirements through 2001.

          The plan also includes a comprehensive experimental three-year customer choice program, which is subject to annual caps on the level of participation. The customer choice program began in April 1999, with approximately 70,000 customers choosing to purchase natural gas from suppliers other than MichCon. Plan years begin April 1 of each year, and the number of customers allowed to participate in the plan is limited to 75,000 in 1999, 150,000 in 2000 and 225,000 in 2001. There is also a volume limitation on commercial and industrial participants. The volume limitation for these participants is 10 billion cubic feet (Bcf) in 1999, 20 Bcf in 2000 and 30 Bcf in 2001. MichCon will continue to transport and deliver the gas to the customers' premises at prices that maintain its previously existing sales margins on these services. Various parties have appealed the Michigan Public Service Commission's (MPSC) approval of the plan. While management believes the plan will be upheld on appeal, there can be no assurance as to the outcome.

     B. GAS COST RECOVERY PROCEEDINGS

          Prior to January 1999, the Gas Cost Recovery (GCR) process allowed MichCon to recover its cost of gas sold if the MPSC determined that such costs were reasonable and prudent. An annual GCR reconciliation proceeding provided a review of gas costs incurred during the previous year and determined whether gas costs had been overcollected or undercollected, and as a result, whether a refund or surcharge, including interest, was required to be returned to or collected from GCR customers. The GCR process was suspended with the implementation of MichCon's Regulatory Reform Plan in January 1999.

          In February 1999, MichCon filed its final GCR reconciliation case covering gas costs incurred during 1998 which indicates an overrecovery of $18,000,000, including interest. Management believes that 1998 gas costs were reasonable and prudent and that the MPSC will approve the gas costs incurred. However, management cannot predict the outcome of this proceeding. During the first quarter of 1999, MichCon refunded the overrecovery to customers as a reduction in gas sales rates.

8. DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED

     In December 1998, MCN accounted for its E&P segment as a discontinued operation as a result of its decision to sell all of its gas and oil properties. In August 1999, management announced its intention to retain its natural gas producing properties in Michigan. Accordingly, E&P's operating results for prior periods have been reclassified from discontinued operations to continuing operations. The decision to retain these properties was based on the interaction of two factors. MCN significantly revised its strategic direction. Key aspects of the new corporate strategy include a Midwest-to-Northeast regional focus rather than a North American focus, and an emphasis on achieving operational efficiencies and growth through the integration of existing businesses. Shortly thereafter, the bid for the Michigan properties was lowered significantly. The lower price was unacceptable, especially in light of MCN's new strategic direction.

9. CREDIT FACILITIES AND SHORT-TERM BORROWINGS

     In October 1999, MCN entered into a $290,000,000 revolving credit agreement that expires in July 2000. Borrowings under the credit agreement are at variable rates. This agreement replaced the March 1999 $150,000,000 revolving credit agreement.

     MCNEE and MichCon maintain credit lines that allow for borrowings of up to $350,000,000 under 364-day revolving credit facilities and up to $350,000,000 under three-year revolving credit facilities. These credit lines totaling $700,000,000 support their commercial paper programs. The 364-day revolving credit facilities were renewed in July 1999. The three-year revolving credit facilities expire in July 2001.

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN borrowed $260,000,000 under a one-year term loan facility, due December 2, 1999. Principal payments are required based on certain proceeds received from the sale of E&P assets. As of September 30, 1999, MCN had repaid $203,000,000 of borrowings under the facility.

10. ENHANCED PRIDES, LONG-TERM DEBT AND PREFERRED SECURITIES

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN issued 5,865,000 of Preferred Redeemable Increased Dividend Equity Securities (Enhanced PRIDES) in 1996. Each security represented a contract to purchase one share of MCN common stock. The Enhanced PRIDES were converted into MCN common stock in April 1999, and as a result MCN received cash proceeds totaling approximately $135,000,000.

     In October 1999, MCN borrowed from its $290,000,000 revolving credit agreement and redeemed, at par, $100,000,000 of Single Point Remarketed Reset Capital Securities which were due in 2037.

     In September 1999, MichCon redeemed $18,000,000 of 9.125% first mortgage bonds, which were due September 2004.

     In June 1999, MichCon issued $55,000,000 of 6.85% senior secured notes, due June 2038, and $55,000,000 of 6.85% senior secured notes, due June 2039. The notes are insured by a financial guaranty insurance policy and are rated AAA or its equivalent by the major rating agencies. The notes are redeemable at par on or after June 1, 2004.

11. EARNINGS PER SHARE COMPUTATION

     MCN reports both basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income or loss before cumulative effect of accounting change by the weighted average number of common shares outstanding during the period. Diluted EPS assumes the issuance of potential dilutive common shares outstanding during the period and adjusts for changes in income and the repurchase of common shares that would have occurred with proceeds from the assumed issuance. Potentially dilutive securities have been excluded from the diluted EPS calculation since their inclusion would have been antidilutive.

12. SHAREHOLDERS' RIGHTS PLAN

     As discussed in MCN's 1998 Annual Report included in the Form 8-K filed with the SEC on October 15, 1999, MCN has a Shareholders' Rights Plan that is designed to maximize shareholders' value in the event that MCN is acquired. The rights are attached to and trade with shares of MCN common stock until they are exercisable upon certain triggering events. The plan has been amended, in connection with the pending merger with DTE (Note 2), so that DTE's acquisition of MCN will not represent a triggering event.

13. COMPREHENSIVE INCOME

     MCN reports comprehensive income, which is defined as the change in common shareholder's equity during a period from transactions and events from non-owner sources, including net income. Total comprehensive income for the applicable periods is as follows:

                                 THREE MONTHS ENDED        NINE MONTHS ENDED        TWELVE MONTHS ENDED
                                    SEPTEMBER 30,            SEPTEMBER 30,             SEPTEMBER 30,
                                ---------------------    ---------------------    -----------------------
                                  1999        1998         1999        1998        1999           1998
                                  ----        ----         ----        ----        ----           ----
                                                             (IN THOUSANDS)
COMPREHENSIVE INCOME (LOSS)
Net Loss......................  $(31,154)   $(176,724)   $(31,851)   $(310,465)   $(7,854)      $(265,578)
                                --------    ---------    --------    ---------    -------       ---------
Other Comprehensive Income
  (Loss), Net of Taxes:
     Foreign currency
       translation adjustment:
       Foreign currency
          translation
          adjustment..........        16          (85)       (600)      (5,898)    (1,256)        (11,423)
       Less: Reclassification
          for losses
          recognized in net
          income..............    13,132           --      13,132           --     13,132              --
                                --------    ---------    --------    ---------    -------       ---------
                                  13,148          (85)     12,532       (5,898)    11,876         (11,423)
                                --------    ---------    --------    ---------    -------       ---------
     Unrealized loss on
       securities:
       Unrealized losses
          during period.......        --       (2,559)     (1,159)      (5,362)    (2,287)         (6,546)
       Less: Reclassification
          for losses
          recognized in net
          income..............        --           --       4,846        3,987      4,846           3,987
                                --------    ---------    --------    ---------    -------       ---------
                                      --       (2,559)      3,687       (1,375)     2,559          (2,559)
                                --------    ---------    --------    ---------    -------       ---------
  Total Other Comprehensive
     Income (Loss), Net of
     Taxes....................    13,148       (2,644)     16,219       (7,273)    14,435         (13,982)
                                --------    ---------    --------    ---------    -------       ---------
  Total Comprehensive Income
     (Loss)...................  $(18,006)   $(179,368)   $(15,632)   $(317,738)   $ 6,581       $(279,560)
                                ========    =========    ========    =========    =======       =========

14. CONTINGENCIES

     MCN is involved in certain legal and administrative proceedings before various courts and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes between Gas Distribution and gas producers. Management cannot predict the final disposition of such proceedings, but believes that adequate provision has been made for probable losses. It is management's belief, after discussion with legal counsel, that the ultimate resolution of those proceedings still pending will not have a material adverse effect on MCN's financial statements.

15. COMMODITY SWAP AGREEMENTS

     MCN's Diversified Energy and Gas Distribution groups manage commodity price risk through the use of various derivative instruments and predominately limit the use of such instruments to hedging activities. The following assets and liabilities related to the use of gas and oil swap agreements are reflected in the Consolidated Statement of Financial Position:

                                                             SEPTEMBER 30,       DECEMBER 31,
                                                          -------------------    ------------
                                                            1999       1998          1998
                                                            ----       ----          ----
                                                                    (IN THOUSANDS)
DEFERRED SWAP LOSSES AND RECEIVABLES
  Unrealized losses.....................................  $ 64,940    $31,923      $48,700
  Receivables...........................................    43,989     13,776       25,864
                                                          --------    -------      -------
                                                           108,929     45,699       74,564
  Less -- Current portion...............................    12,390        666       11,417
                                                          --------    -------      -------
                                                          $ 96,539    $45,033      $63,147
                                                          ========    =======      =======
DEFERRED SWAP GAINS AND PAYABLES
  Unrealized gains......................................  $ 34,884    $13,024      $24,126
  Payables..............................................    72,707     36,890       54,525
                                                          --------    -------      -------
                                                           107,591     49,914       78,651
  Less -- Current portion...............................    30,781     11,358       15,695
                                                          --------    -------      -------
                                                          $ 76,810    $38,556      $62,956
                                                          ========    =======      =======

16. SEGMENT INFORMATION

     MCN is organized into two business groups, Diversified Energy and Gas Distribution. The groups operate five major business segments as set forth in the following table:

                                       THREE MONTHS ENDED         NINE MONTHS ENDED          TWELVE MONTHS ENDED
                                          SEPTEMBER 30,             SEPTEMBER 30,               SEPTEMBER 30,
                                      ---------------------    ------------------------    ------------------------
                                        1999        1998          1999          1998          1999          1998
                                        ----        ----          ----          ----          ----          ----
                                                                     (IN THOUSANDS)
REVENUES FROM UNAFFILIATED
CUSTOMERS:
  Pipelines & Processing............  $  6,416    $   6,238    $   17,747    $   14,677    $   23,927    $   15,948
  Electric Power....................    14,624       12,727        39,747        34,972        51,905        47,797
  Energy Marketing..................   305,405      184,926       813,594       592,491     1,029,471       858,348
  Exploration & Production..........     9,292       23,810        51,167        87,261        73,109       110,688
  Gas Distribution..................   127,122      123,444       825,974       729,418     1,141,696     1,129,402
                                      --------    ---------    ----------    ----------    ----------    ----------
                                       462,859      351,145     1,748,229     1,458,819     2,320,108     2,162,183
                                      --------    ---------    ----------    ----------    ----------    ----------
REVENUES FROM AFFILIATED CUSTOMERS:
  Pipelines & Processing............       507           62         1,609           298         1,656           396
  Energy Marketing..................    17,940       15,356        49,466        47,432        66,276        64,696
  Exploration & Production..........    22,538       27,205        68,081        72,467        93,513       108,579
  Gas Distribution..................     2,318          618         5,652         5,328         6,959         8,326
                                      --------    ---------    ----------    ----------    ----------    ----------
                                        43,303       43,241       124,808       125,525       168,404       181,997
                                      --------    ---------    ----------    ----------    ----------    ----------
Eliminations........................   (43,303)     (43,241)     (124,808)     (125,525)     (168,404)     (181,997)
                                      --------    ---------    ----------    ----------    ----------    ----------
Consolidated Operating Revenues.....  $462,859    $ 351,145    $1,748,229    $1,458,819    $2,320,108    $2,162,183
                                      ========    =========    ==========    ==========    ==========    ==========
NET INCOME (LOSS):
  Pipelines & Processing............  $    (99)   $ (89,332)   $    3,358    $  (82,089)   $    3,207    $  (78,036)
  Electric Power....................     4,311        2,627        11,682        15,290        15,663        18,660
  Energy Marketing..................    (7,158)        (197)       (7,545)        2,646       (11,228)        2,610
  Exploration & Production..........    (4,034)     (51,017)      (83,742)     (258,408)      (78,687)     (249,752)
  Gas Distribution..................   (14,671)     (24,516)       75,962        40,854       106,842        73,418
  Corporate & Other.................    (9,503)     (14,289)      (28,694)      (28,758)      (40,779)      (32,478)
                                      --------    ---------    ----------    ----------    ----------    ----------
                                       (31,154)    (176,724)      (28,979)     (310,465)       (4,982)     (265,578)
  Cumulative effect of accounting
    change..........................        --           --        (2,872)           --        (2,872)           --
                                      --------    ---------    ----------    ----------    ----------    ----------
Consolidated Net Loss...............  $(31,154)   $(176,724)   $  (31,851)   $ (310,465)   $   (7,854)   $ (265,578)
                                      ========    =========    ==========    ==========    ==========    ==========

17. CONSOLIDATING FINANCIAL STATEMENTS

     Debt securities issued by MCNEE are subject to a support agreement between MCN and MCNEE, under which MCN has committed to make payments of interest and principal on MCNEE's securities in the event of failure to pay by MCNEE. Under the terms of the support agreement, the assets of MCN, other than MichCon, and any cash dividends paid to MCN by any of its subsidiaries are available as recourse to holders of MCNEE's securities. The carrying value of MCN's assets on an unconsolidated basis, which primarily consists of investments in subsidiaries other than MichCon, is $736,335,000 at September 30, 1999.

     The following MCN consolidating financial statements are presented and include separately MCNEE, MichCon and MCN and other subsidiaries. MCN has determined that separate financial statements and other disclosures concerning MCNEE are not material to investors. The other MCN subsidiaries represent Citizens Gas Fuel Company, MCN Michigan Limited Partnership, MCN Financing I, MCN Financing II, MCN Financing III, MCN Financing V, MCN Financing VI, MichCon Enterprises, Inc. and Blue Lake Holdings, Inc., until its sale on December 31, 1997.

               CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

                                                           MCN                                  ELIMINATIONS
                                                        AND OTHER                                   AND         CONSOLIDATED
                                                       SUBSIDIARIES      MCNEE      MICHCON      RECLASSES         TOTAL
                                                       ------------      -----      -------     ------------    ------------
                                                                       THREE MONTHS ENDED SEPTEMBER 30, 1999
                                                       ---------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
OPERATING REVENUES.................................     $   6,847      $ 335,539    $122,635      $ (2,162)      $ 462,859
                                                        ---------      ---------    --------      --------       ---------
OPERATING EXPENSES
  Cost of sales....................................         5,047        298,054     28,187         (1,949)        329,339
  Operation and maintenance........................          (752)        36,612     62,486           (187)         98,159
  Depreciation, depletion and amortization.........         1,044         13,375     24,192             --          38,611
  Property and other taxes.........................           349          2,397     12,175             --          14,921
                                                        ---------      ---------    --------      --------       ---------
                                                            5,688        350,438    127,040         (2,136)        481,030
                                                        ---------      ---------    --------      --------       ---------
OPERATING INCOME (LOSS)............................         1,159        (14,899)    (4,405)           (26)        (18,171)
                                                        ---------      ---------    --------      --------       ---------
EQUITY IN EARNINGS OF JOINT VENTURES AND
  SUBSIDIARIES.....................................       (30,454)        14,952        444         30,454          15,396
                                                        ---------      ---------    --------      --------       ---------
OTHER INCOME AND (DEDUCTIONS)
  Interest income..................................        10,841          1,100        916        (10,948)          1,909
  Interest on long-term debt.......................           245        (10,248)   (12,537)            --         (22,540)
  Other interest expense...........................        (2,304)       (13,000)    (1,184)        10,947          (5,541)
  Dividends on preferred securities of
    subsidiaries...................................            --             --         --        (10,335)        (10,335)
  Loss on sale of E&P properties...................            --         (5,877)        --             --          (5,877)
  Minority interest................................            --           (350)      (282)            --            (632)
  Other............................................          (813)         4,657       (590)            27           3,281
                                                        ---------      ---------    --------      --------       ---------
                                                            7,969        (23,718)   (13,677)       (10,309)        (39,735)
                                                        ---------      ---------    --------      --------       ---------
LOSS BEFORE INCOME TAXES...........................       (21,326)       (23,665)   (17,638)        20,119         (42,510)
INCOME TAX BENEFIT.................................          (507)        (6,751)    (4,098)            --         (11,356)
                                                        ---------      ---------    --------      --------       ---------
NET LOSS...........................................       (20,819)       (16,914)   (13,540)        20,119         (31,154)
DIVIDENDS ON PREFERRED SECURITIES..................        10,335             --         --        (10,335)             --
                                                        ---------      ---------    --------      --------       ---------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK.......     $ (31,154)     $ (16,914)   $(13,540)     $ 30,454       $ (31,154)
                                                        =========      =========    ========      ========       =========

                                                                       THREE MONTHS ENDED SEPTEMBER 30, 1998
                                                       ---------------------------------------------------------------------
OPERATING REVENUES.................................     $   1,634      $ 228,949    $122,428      $ (1,866)      $ 351,145
                                                        ---------      ---------    --------      --------       ---------
OPERATING EXPENSES
  Cost of sales....................................           931        170,039     31,143         (1,107)        201,006
  Operation and maintenance........................        (8,742)        42,791     57,422           (759)         90,712
  Depreciation, depletion and amortization.........           696         20,562     22,973             --          44,231
  Property and other taxes.........................           360          3,095     12,087             --          15,542
  Property write-downs and restructuring charges...         8,669        225,827     24,800             --         259,296
                                                        ---------      ---------    --------      --------       ---------
                                                            1,914        462,314    148,425         (1,866)        610,787
                                                        ---------      ---------    --------      --------       ---------
OPERATING LOSS.....................................          (280)      (233,365)   (25,997)            --        (259,642)
                                                        ---------      ---------    --------      --------       ---------
EQUITY IN EARNINGS OF JOINT VENTURES AND
  SUBSIDIARIES.....................................      (171,089)        17,896        511        170,645          17,963
                                                        ---------      ---------    --------      --------       ---------
OTHER INCOME AND (DEDUCTIONS)
  Interest income..................................         8,447          1,149      1,639         (8,739)          2,496
  Interest on long-term debt.......................            91        (13,508)   (10,975)            --         (24,392)
  Other interest expense...........................          (445)       (11,244)    (2,001)         8,699          (4,991)
  Dividends on preferred securities of
    subsidiaries...................................            --             --         --         (8,178)         (8,178)
  Investment loss..................................        (8,500)            --         --             --          (8,500)
  Minority interest................................            --            225      7,050             --           7,275
  Other............................................            17           (412)       529             --             134
                                                        ---------      ---------    --------      --------       ---------
                                                             (390)       (23,790)    (3,758)        (8,218)        (36,156)
                                                        ---------      ---------    --------      --------       ---------
LOSS BEFORE INCOME TAXES...........................      (171,759)      (239,259)   (29,244)       162,427        (277,835)
INCOME TAX BENEFIT.................................        (3,254)       (86,951)   (10,906)            --        (101,111)
                                                        ---------      ---------    --------      --------       ---------
NET INCOME.........................................      (168,505)      (152,308)   (18,338)       162,427        (176,724)
DIVIDENDS ON PREFERRED SECURITIES..................         8,178             --         --         (8,178)             --
                                                        ---------      ---------    --------      --------       ---------
NET LOSS AVAILABLE FOR COMMON STOCK................     $(176,683)     $(152,308)   $(18,338)     $170,605       $(176,724)
                                                        =========      =========    ========      ========       =========

               CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

                                                           MCN                                  ELIMINATIONS
                                                        AND OTHER                                   AND         CONSOLIDATED
                                                       SUBSIDIARIES      MCNEE      MICHCON      RECLASSES         TOTAL
                                                       ------------      -----      -------     ------------    ------------
                                                                       NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                       ---------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
OPERATING REVENUES.................................     $  25,419      $ 927,018    $806,280      $(10,488)      $1,748,229
                                                        ---------      ---------    --------      --------       ----------
OPERATING EXPENSES
  Cost of sales....................................        17,685        771,091    336,948         (7,552)       1,118,172
  Operation and maintenance........................        (1,586)       109,108    193,974         (2,910)         298,586
  Depreciation, depletion and amortization.........         2,851         49,539     73,558             --          125,948
  Property and other taxes.........................         1,126          8,386     43,337             --           52,849
  Property write-downs and restructuring charges...            --         52,000         --             --           52,000
                                                        ---------      ---------    --------      --------       ----------
                                                           20,076        990,124    647,817        (10,462)       1,647,555
                                                        ---------      ---------    --------      --------       ----------
OPERATING INCOME (LOSS)............................         5,343        (63,106)   158,463            (26)         100,674
                                                        ---------      ---------    --------      --------       ----------
EQUITY IN EARNINGS OF JOINT VENTURES AND
  SUBSIDIARIES.....................................       (29,894)        38,563      1,457         29,894           40,020
                                                        ---------      ---------    --------      --------       ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income..................................        32,470          3,088      2,861        (32,645)           5,774
  Interest on long-term debt.......................           706        (31,724)   (35,028)            --          (66,046)
  Other interest expense...........................        (9,616)       (38,867)    (5,020)        32,645          (20,858)
  Dividends on preferred securities of
    subsidiaries...................................            --             --         --        (31,004)         (31,004)
  Loss on sale of E&P properties...................            --        (74,675)        --             --          (74,675)
  Investment loss..................................            --         (7,456)        --             --           (7,456)
  Minority interest................................            --           (566)      (805)            --           (1,371)
  Other............................................        (1,071)        15,003       (303)            26           13,655
                                                        ---------      ---------    --------      --------       ----------
                                                           22,489       (135,197)   (38,295)       (30,978)        (181,981)
                                                        ---------      ---------    --------      --------       ----------
INCOME (LOSS) BEFORE INCOME TAXES..................        (2,062)      (159,740)   121,625         (1,110)         (41,287)
INCOME TAX PROVISION (BENEFIT).....................        (1,215)       (54,120)    43,027             --          (12,308)
                                                        ---------      ---------    --------      --------       ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE................................          (847)      (105,620)    78,598         (1,110)         (28,979)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  TAXES............................................            --         (2,872)        --             --           (2,872)
                                                        ---------      ---------    --------      --------       ----------
NET INCOME (LOSS)..................................          (847)      (108,492)    78,598         (1,110)         (31,851)
DIVIDENDS ON PREFERRED SECURITIES..................        31,004             --         --        (31,004)              --
                                                        ---------      ---------    --------      --------       ----------
NET (LOSS) AVAILABLE FOR COMMON STOCK..............     $ (31,851)     $(108,492)   $78,598       $ 29,894       $  (31,851)
                                                        =========      =========    ========      ========       ==========

                                                                       NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                       ---------------------------------------------------------------------
OPERATING REVENUES.................................     $  10,303      $ 734,031    $724,442      $ (9,957)      $1,458,819
                                                        ---------      ---------    --------      --------       ----------
OPERATING EXPENSES
  Cost of sales....................................         5,374        547,775    306,244         (5,842)         853,551
  Operation and maintenance........................        (8,502)       108,320    181,512         (4,115)         277,215
  Depreciation, depletion and amortization.........         2,035         64,533     68,910             --          135,478
  Property and other taxes.........................         1,531          9,382     43,342             --           54,255
  Write-down of E&P properties.....................         8,669        558,849     24,800             --          592,318
                                                        ---------      ---------    --------      --------       ----------
                                                            9,107      1,288,859    624,808         (9,957)       1,912,817
                                                        ---------      ---------    --------      --------       ----------
OPERATING INCOME (LOSS)............................         1,196       (554,828)    99,634             --         (453,998)
                                                        ---------      ---------    --------      --------       ----------
EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND
  SUBSIDIARIES.....................................      (305,927)        46,062      1,461        304,965           46,561
                                                        ---------      ---------    --------      --------       ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income..................................        28,019          5,314      3,573        (28,247)           8,659
  Interest on long-term debt.......................           494        (29,145)   (33,694)            --          (62,345)
  Other interest expense...........................        (1,104)       (36,647)    (7,149)        28,246          (16,654)
  Dividends on preferred securities of
    subsidiaries...................................            --             --         --        (27,162)         (27,162)
  Loss on sale of E&P properties...................            --             --         --             --               --
  Investment loss..................................        (8,500)        (6,135)        --             --          (14,635)
  Minority interest................................            --            123      5,907             --            6,030
  Other............................................          (490)        13,350      1,235             --           14,095
                                                        ---------      ---------    --------      --------       ----------
                                                           18,419        (53,140)   (30,128)       (27,163)         (92,012)
                                                        ---------      ---------    --------      --------       ----------
INCOME (LOSS) BEFORE INCOME TAXES..................      (286,312)      (561,906)    70,967        277,802         (499,449)
INCOME TAX PROVISION (BENEFIT).....................        (3,010)      (210,601)    24,627             --         (188,984)
                                                        ---------      ---------    --------      --------       ----------
NET INCOME (LOSS)..................................      (283,302)      (351,305)    46,340        277,802         (310,465)
DIVIDENDS ON PREFERRED SECURITIES..................        27,162             --         --        (27,162)              --
                                                        ---------      ---------    --------      --------       ----------
NET LOSS AVAILABLE FOR COMMON STOCK................     $(310,464)     $(351,305)   $46,340       $304,964       $ (310,465)
                                                        =========      =========    ========      ========       ==========

               CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNEE        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                      TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
OPERATING REVENUES...............................     $  33,378      $1,185,815    $1,115,496      $(14,581)      $2,320,108
                                                      ---------      ----------    ----------      --------       ----------
OPERATING EXPENSES
  Cost of sales..................................        23,017         975,523       482,233       (10,378)       1,470,395
  Operation and maintenance......................        (3,291)        153,395       264,859        (4,177)         410,786
  Depreciation, depletion and amortization.......         4,022          68,407        97,531            --          169,960
  Property and other taxes.......................         1,314          11,400        55,433            --           68,147
  Property write-downs and restructuring
    charges......................................            --          52,000            --            --           52,000
                                                      ---------      ----------    ----------      --------       ----------
                                                         25,062       1,260,725       900,056       (14,555)       2,171,288
                                                      ---------      ----------    ----------      --------       ----------
OPERATING INCOME (LOSS)..........................         8,316         (74,910)      215,440           (26)         148,820
                                                      ---------      ----------    ----------      --------       ----------
EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND
  SUBSIDIARIES...................................        (6,251)         53,743         1,942         6,250           55,684
                                                      ---------      ----------    ----------      --------       ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income................................        41,859           4,383         4,976       (43,210)           8,008
  Interest on long-term debt.....................          (429)        (44,400)      (46,218)           --          (91,047)
  Other interest expense.........................       (10,986)        (50,850)       (9,984)       43,212          (28,608)
  Dividends on preferred securities of
    subsidiaries.................................            --              --            --       (40,212)         (40,212)
  Loss on sale of E&P properties.................            --         (74,675)           --            --          (74,675)
  Investment loss................................            --          (7,456)           --            --           (7,456)
  Minority interest..............................            --            (424)         (985)           --           (1,409)
  Other..........................................        (1,186)         22,001        (1,720)           26           19,121
                                                      ---------      ----------    ----------      --------       ----------
                                                         29,258        (151,421)      (53,931)      (40,184)        (216,278)
                                                      ---------      ----------    ----------      --------       ----------
INCOME (LOSS) BEFORE INCOME TAXES................        31,323        (172,588)      163,451       (33,960)         (11,774)
INCOME TAX PROVISION (BENEFIT)...................        (1,034)        (59,975)       54,217            --           (6,792)
                                                      ---------      ----------    ----------      --------       ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE..............................        32,357        (112,613)      109,234       (33,960)          (4,982)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  TAXES..........................................            --          (2,872)           --            --           (2,872)
                                                      ---------      ----------    ----------      --------       ----------
NET INCOME (LOSS)................................        32,357        (115,485)      109,234       (33,960)          (7,854)
DIVIDENDS ON PREFERRED SECURITIES................        40,212              --            --       (40,212)              --
                                                      ---------      ----------    ----------      --------       ----------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK.....     $  (7,855)     $ (115,485)   $  109,234      $  6,252       $   (7,854)
                                                      =========      ==========    ==========      ========       ==========

                                                                      TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                                                     ------------------------------------------------------------------------
OPERATING REVENUES...............................     $  15,967      $1,039,310    $1,121,762      $(14,856)      $2,162,183
                                                      ---------      ----------    ----------      --------       ----------
OPERATING EXPENSES
  Cost of sales..................................         8,644         785,533       524,321        (9,345)       1,309,153
  Operation and maintenance......................        (8,094)        142,953       256,844        (5,511)         386,192
  Depreciation, depletion and amortization.......         2,609          85,107        94,529            --          182,245
  Property and other taxes.......................         1,860          12,933        57,484            --           72,277
  Property write-downs and restructuring
    charges......................................         8,669         558,849        24,800            --          592,318
                                                      ---------      ----------    ----------      --------       ----------
                                                         13,688       1,585,375       957,978       (14,856)       2,542,185
                                                      ---------      ----------    ----------      --------       ----------
OPERATING INCOME (LOSS)..........................         2,279        (546,065)      163,784            --         (380,002)
                                                      ---------      ----------    ----------      --------       ----------
EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND
  SUBSIDIARIES...................................      (260,893)         58,974         1,807       260,152           60,040
                                                      ---------      ----------    ----------      --------       ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income................................        38,135           8,418         4,602       (38,019)          13,136
  Interest on long-term debt.....................           602         (34,691)      (45,247)           --          (79,336)
  Other interest expense.........................        (1,607)        (47,616)      (10,031)       38,273          (20,981)
  Dividends on preferred securities of
    subsidiaries.................................            --              --            --       (36,916)         (36,916)
  Investment loss................................        (8,500)         (6,135)           --            --          (14,635)
  Minority interest..............................            --              99         5,481            --            5,580
  Other..........................................          (417)         16,349         1,108            --           17,040
                                                      ---------      ----------    ----------      --------       ----------
                                                         28,213         (63,576)      (44,087)      (36,662)        (116,112)
                                                      ---------      ----------    ----------      --------       ----------
INCOME (LOSS) BEFORE INCOME TAXES................      (230,401)       (550,667)      121,504       223,490         (436,074)
INCOME TAX PROVISION (BENEFIT)...................        (2,166)       (211,562)       43,232            --         (170,496)
                                                      ---------      ----------    ----------      --------       ----------
NET INCOME (LOSS)................................      (228,235)       (339,105)       78,272       223,490         (265,578)
DIVIDENDS ON PREFERRED SECURITIES................        36,916              --            --       (36,916)              --
                                                      ---------      ----------    ----------      --------       ----------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK.....     $(265,151)     $ (339,105)   $   78,272      $260,406       $ (265,578)
                                                      =========      ==========    ==========      ========       ==========

           CONSOLIDATING STATEMENT OF FINANCIAL POSITION (UNAUDITED)

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNEE        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                                SEPTEMBER 30, 1999
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost...............   $       80     $   18,393    $   11,880    $        --      $   30,353
  Accounts receivable..............................        5,450        239,004       111,434        (38,429)        317,459
    Less -- Allowance for doubtful accounts........          168          1,652        14,396             --          16,216
                                                      ----------     ----------    ----------    -----------      ----------
  Accounts receivable, net.........................        5,282        237,352        97,038        (38,429)        301,243
  Accrued unbilled revenues........................          321             --        21,178             --          21,499
  Gas in inventory.................................           --        128,196       110,170             --         238,366
  Property taxes assessed applicable to future
    periods........................................          284          1,529        37,692             --          39,505
  Other............................................        6,171         59,589        38,609        (47,570)         56,799
                                                      ----------     ----------    ----------    -----------      ----------
                                                          12,138        445,059       316,567        (85,999)        687,765
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes............................        9,248        106,934            --       (105,038)         11,144
  Investments in debt and equity securities........           --          5,217        66,653            624          72,494
  Deferred swap losses and receivables.............           --         96,539            --             --          96,539
  Deferred environmental costs.....................        2,769             --        28,522             --          31,291
  Prepaid benefit costs............................          783             --       146,534         (7,022)        140,295
  Other............................................       16,273         41,802        64,528          2,966         125,569
                                                      ----------     ----------    ----------    -----------      ----------
                                                          29,073        250,492       306,237       (108,470)        477,332
                                                      ----------     ----------    ----------    -----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  SUBSIDIARIES.....................................    1,372,832        740,237        19,766     (1,370,353)        762,482
                                                      ----------     ----------    ----------    -----------      ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST.............       48,697        793,985     2,973,747             --       3,816,429
  Less -- Accumulated depreciation and depletion...       19,537        203,718     1,464,931             --       1,688,186
                                                      ----------     ----------    ----------    -----------      ----------
                                                          29,160        590,267     1,508,816             --       2,128,243
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,443,203     $2,026,055    $2,151,386    $(1,564,822)     $4,055,822
                                                      ==========     ==========    ==========    ===========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.................................   $    5,845     $  213,448    $  112,090    $   (40,207)     $  291,176
  Notes payable....................................       57,751        181,748       132,465           (969)        370,995
  Current portion of long-term debt and capital
    lease obligations..............................      103,094            149        28,059             --         131,302
  Federal income, property and other taxes
    payable........................................       (4,359)         2,016        51,591        (43,999)          5,249
  Gas payable......................................           --         30,310         5,763             --          36,073
  Customer deposits................................            4             --        15,762             --          15,766
  Interest payable.................................        2,270         12,259        11,930             --          26,459
  Other............................................       12,548         21,078        47,834         (1,105)         80,355
                                                      ----------     ----------    ----------    -----------      ----------
                                                         177,153        461,008       405,494        (86,280)        957,375
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes............................           --             --       104,778       (104,778)             --
  Unamortized investment tax credit................          252             --        28,258             --          28,510
  Tax benefits amortizable to customers............           --             --       136,906             --         136,906
  Deferred swap gains and payables.................           --         76,810            --             --          76,810
  Accrued environmental costs......................        3,000             --        27,373             --          30,373
  Minority interest................................           --          2,358         8,570             --          10,928
  Other............................................       12,538         45,894        48,757         (3,113)        104,076
                                                      ----------     ----------    ----------    -----------      ----------
                                                          15,790        125,062       354,642       (107,891)        387,603
                                                      ----------     ----------    ----------    -----------      ----------
LONG-TERM DEBT, INCLUDING CAPITAL LEASE
  OBLIGATIONS......................................           --        777,455       683,486             --       1,460,941
                                                      ----------     ----------    ----------    -----------      ----------
REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES....      402,900             --            --             --         402,900
                                                      ----------     ----------    ----------    -----------      ----------
COMMON SHAREHOLDERS' EQUITY
  Common stock.....................................          855              5        10,300        (10,305)            855
  Additional paid-in capital.......................      967,356        956,767       230,399     (1,187,166)        967,356
  Retained earnings (deficit)......................      (98,563)      (293,885)      467,065       (173,180)        (98,563)
  Accumulated other comprehensive loss.............           --           (357)           --             --            (357)
  Yield enhancement, contract and issuance costs...      (22,288)            --            --             --         (22,288)
                                                      ----------     ----------    ----------    -----------      ----------
                                                         847,360        662,530       707,764     (1,370,651)        847,003
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,443,203     $2,026,055    $2,151,386    $(1,564,822)     $4,055,822
                                                      ==========     ==========    ==========    ===========      ==========

           CONSOLIDATING STATEMENT OF FINANCIAL POSITION (UNAUDITED)

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNEE        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                                SEPTEMBER 30, 1998
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost...............   $    1,373     $   48,047    $   10,611    $        --      $   60,031
  Accounts receivable..............................        5,185        185,364       108,135         (8,673)        290,011
    Less -- Allowance for doubtful accounts........           70            533         8,912             --           9,515
                                                      ----------     ----------    ----------    -----------      ----------
  Accounts receivable, net.........................        5,115        184,831        99,223         (8,673)        280,496
  Accrued unbilled revenues........................          214             --        17,145             --          17,359
  Gas in inventory.................................           --        101,334        96,465             --         197,799
  Property taxes assessed applicable to future
    periods........................................          121          1,593        31,401             --          33,115
  Other............................................        3,904         24,980       136,736       (109,500)         56,120
                                                      ----------     ----------    ----------    -----------      ----------
                                                          10,727        360,785       391,581       (118,173)        644,920
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes............................        3,387        131,597            --        (81,465)         53,519
  Investments in debt and equity securities........           --          5,464        37,171            351          42,986
  Deferred swap losses and receivables.............           --         45,033            --             --          45,033
  Deferred environmental costs.....................        2,603             --        28,052             --          30,655
  Prepaid benefit costs............................          619             --       103,814         (7,264)         97,169
  Other............................................        4,891         33,671        58,429           (272)         96,719
                                                      ----------     ----------    ----------    -----------      ----------
                                                          11,500        215,765       227,466        (88,650)        366,081
                                                      ----------     ----------    ----------    -----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  SUBSIDIARIES.....................................    1,282,571        741,335        20,458     (1,281,942)        762,422
                                                      ----------     ----------    ----------    -----------      ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST.............       44,295      1,067,113     2,845,717             --       3,957,125
  Less -- Accumulated depreciation and depletion...       14,889        211,170     1,377,164             --       1,603,223
                                                      ----------     ----------    ----------    -----------      ----------
                                                          29,406        855,943     1,468,553             --       2,353,902
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,334,204     $2,173,828    $2,108,058    $(1,488,765)     $4,127,325
                                                      ==========     ==========    ==========    ===========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.................................   $    2,894     $  259,081    $   67,591    $   (11,437)     $  318,129
  Notes payable....................................      107,440        211,348       204,313       (108,144)        414,957
  Current portion of long-term debt and capital
    lease obligations..............................           --        211,433        58,066             --         269,499
  Federal income, property and other taxes
    payable........................................          703          6,204        41,223             --          48,130
  Deferred gas cost recovery revenues..............           --             --        23,899             --          23,899
  Gas payable......................................           --         21,782        28,520             --          50,302
  Customer deposits................................           26             --        16,803             --          16,829
  Interest payable.................................        2,873         13,697        13,525             --          30,095
  Other............................................       16,680          9,534        38,112         (2,021)         62,305
                                                      ----------     ----------    ----------    -----------      ----------
                                                         130,616        733,079       492,052       (121,602)      1,234,145
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes............................       (6,574)            --        84,652        (78,078)             --
  Unamortized investment tax credit................          279             --        31,362             --          31,641
  Tax benefits amortizable to customers............           --             --       132,676             --         132,676
  Deferred swap gains and payables.................           --         38,556            --             --          38,556
  Accrued environmental costs......................        3,000             --        32,000             --          35,000
  Minority interest................................           --          2,599         9,349             --          11,948
  Other............................................       15,712         14,148        41,858         (7,264)         64,454
                                                      ----------     ----------    ----------    -----------      ----------
                                                          12,417         55,303       331,897        (85,342)        314,275
                                                      ----------     ----------    ----------    -----------      ----------
LONG-TERM DEBT, INCLUDING CAPITAL LEASE
  OBLIGATIONS......................................           --        780,781       621,745             --       1,402,526
                                                      ----------     ----------    ----------    -----------      ----------
REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES....      405,481             --            --             --         405,481
                                                      ----------     ----------    ----------    -----------      ----------
COMMON SHAREHOLDERS' EQUITY
  Common stock.....................................          791              5        10,300        (10,305)            791
  Additional paid-in capital.......................      813,809        797,852       230,399     (1,028,251)        813,809
  Retained earnings (deficit)......................       (6,622)      (178,400)      421,665       (243,265)         (6,622)
  Accumulated other comprehensive loss.............           --        (14,792)           --             --         (14,792)
  Yield enhancement, contract and issuance costs...      (22,288)            --            --             --         (22,288)
                                                      ----------     ----------    ----------    -----------      ----------
                                                         785,690        604,665       662,364     (1,281,821)        770,898
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,334,204     $2,173,828    $2,108,058    $(1,488,765)     $4,127,325
                                                      ==========     ==========    ==========    ===========      ==========

           CONSOLIDATING STATEMENT OF FINANCIAL POSITION (UNAUDITED)

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNEE        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                                DECEMBER 31, 1998
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost...............   $    1,400     $    9,036    $    6,603    $        --      $   17,039
  Accounts receivable..............................       10,039        265,312       151,746        (17,312)        409,785
    Less -- Allowance for doubtful accounts........           84            653         8,928             --           9,665
                                                      ----------     ----------    ----------    -----------      ----------
  Accounts receivable, net.........................        9,955        264,659       142,818        (17,312)        400,120
  Accrued unbilled revenues........................        1,121             --        86,767             --          87,888
  Gas in inventory.................................           --         90,418        56,969             --         147,387
  Property taxes assessed applicable to future
    periods........................................          214          1,172        71,165             --          72,551
  Other............................................        5,143         11,872        30,169         (4,712)         42,472
                                                      ----------     ----------    ----------    -----------      ----------
                                                          17,833        377,157       394,491        (22,024)        767,457
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes............................        3,305        128,807            --        (81,565)         50,547
  Investments in debt and equity securities........           --          3,548        65,556            601          69,705
  Deferred swap losses and receivables.............           --         63,147            --             --          63,147
  Deferred environmental costs.....................        2,604             --        28,169             --          30,773
  Prepaid benefit costs............................           --             --       113,879         (2,104)        111,775
  Other............................................        9,401         26,870        59,007          3,662          98,940
                                                      ----------     ----------    ----------    -----------      ----------
                                                          15,310        222,372       266,611        (79,406)        424,887
                                                      ----------     ----------    ----------    -----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  SUBSIDIARIES.....................................    1,534,180        782,471        19,343     (1,532,763)        803,231
                                                      ----------     ----------    ----------    -----------      ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST.............       48,681      1,103,716     2,889,020             --       4,041,417
  Less -- Accumulated depreciation and depletion...       17,210        229,944     1,396,940             --       1,644,094
                                                      ----------     ----------    ----------    -----------      ----------
                                                          31,471        873,772     1,492,080             --       2,397,323
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,598,794     $2,255,772    $2,172,525    $(1,634,193)     $4,392,898
                                                      ==========     ==========    ==========    ===========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.................................   $    4,123     $  218,851    $   98,891    $   (17,516)     $  304,349
  Notes payable....................................      260,771        137,762       221,169           (851)        618,851
  Current portion of long-term debt and capital
    lease obligations..............................           --        211,433        58,288             --         269,721
  Federal income, property and other taxes
    payable........................................        1,441          6,965        61,059             --          69,465
  Deferred gas cost recovery revenues..............           --             --        14,980             --          14,980
  Gas payable......................................           --         17,332        25,337             --          42,669
  Customer deposits................................           22             --        18,769             --          18,791
  Interest payable.................................        2,835         16,519        10,960             --          30,314
  Other............................................       15,502          8,757        56,262         (2,525)         77,996
                                                      ----------     ----------    ----------    -----------      ----------
                                                         284,694        617,619       565,715        (20,892)      1,447,136
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes............................      (10,308)            --        88,567        (78,259)             --
  Unamortized investment tax credit................          272             --        29,784             --          30,056
  Tax benefits amortizable to customers............           --             --       130,120             --         130,120
  Deferred swap gains and payables.................           --         62,956            --             --          62,956
  Accrued environmental costs......................        3,000             --        32,000             --          35,000
  Minority interest................................           --          2,697         8,201             --          10,898
  Other............................................       10,435         15,741        51,460         (2,197)         75,439
                                                      ----------     ----------    ----------    -----------      ----------
                                                           3,399         81,394       340,132        (80,456)        344,469
                                                      ----------     ----------    ----------    -----------      ----------
LONG-TERM DEBT, INCLUDING CAPITAL LEASE
  OBLIGATIONS......................................           --        687,333       619,835             --       1,307,168
                                                      ----------     ----------    ----------    -----------      ----------
REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES....      502,203             --            --             --         502,203
                                                      ----------     ----------    ----------    -----------      ----------
COMMON SHAREHOLDERS' EQUITY
  Common stock.....................................          797              5        10,300        (10,305)            797
  Additional paid-in capital.......................      832,966      1,071,390       230,399     (1,301,789)        832,966
  Retained earnings (deficit)......................       (2,977)      (185,393)      406,144       (220,751)         (2,977)
  Accumulated other comprehensive loss.............           --        (16,576)           --             --         (16,576)
  Yield enhancement, contract and issuance costs...      (22,288)            --            --             --         (22,288)
                                                      ----------     ----------    ----------    -----------      ----------
                                                         808,498        869,426       646,843     (1,532,845)        791,922
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,598,794     $2,255,772    $2,172,525    $(1,634,193)     $4,392,898
                                                      ==========     ==========    ==========    ===========      ==========

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

          CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                       MCN                                   ELIMINATIONS
                                                    AND OTHER                                    AND         CONSOLIDATED
                                                   SUBSIDIARIES      MCNEE       MICHCON      RECLASSES         TOTAL
                                                   ------------      -----       -------     ------------    ------------
                                                                    NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                   ----------------------------------------------------------------------
                                                                               (IN THOUSANDS)
NET CASH FLOW FROM OPERATING ACTIVITIES..........   $  51,563      $  30,059    $ 177,343      $(47,466)      $ 211,499
                                                    ---------      ---------    ---------      --------       ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net.............................    (203,020)        43,986      (88,704)         (118)       (247,856)
  Capital contributions paid to affiliates,
    net..........................................          --       (114,623)          --       114,623              --
  Dividends paid.................................     (63,735)            --      (17,500)       17,500         (63,735)
  Preferred securities dividends paid............     (31,004)            --           --        31,004              --
  Issuance of common stock.......................     132,544             --           --            --         132,544
  Reacquisition of common stock..................        (780)            --           --            --            (780)
  Issuance of long-term debt.....................          --             --      106,535            --         106,535
  Long-term commercial paper and bank
    borrowings, net..............................          --         92,344           --            --          92,344
  Retirement of long-term debt and preferred
    securities...................................          --       (212,960)     (76,479)           --        (289,439)
                                                    ---------      ---------    ---------      --------       ---------
    NET CASH PROVIDED FROM (USED FOR) FINANCING
      ACTIVITIES.................................    (165,995)      (191,253)     (76,148)      163,009        (270,387)
                                                    ---------      ---------    ---------      --------       ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures...........................        (882)      (138,232)     (94,296)           --        (233,410)
  Acquisitions...................................          --        (33,071)          --            --         (33,071)
  Investment in debt and equity securities,
    net..........................................          --         (3,452)      (1,097)          (23)         (4,572)
  Investment in joint ventures and
    subsidiaries.................................     113,623        (61,558)         (14)     (114,623)        (62,572)
  Sale of property and joint venture interests...          --        411,867           --        (2,251)        409,616
  Other..........................................         371         (5,003)        (511)        1,354          (3,789)
                                                    ---------      ---------    ---------      --------       ---------
    Net cash provided from (used for) investing
      activities.................................     113,112        170,551      (95,918)     (115,543)         72,202
                                                    ---------      ---------    ---------      --------       ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...............................      (1,320)         9,357        5,277            --          13,314
CASH AND CASH EQUIVALENTS, JANUARY 1.............       1,400          9,036        6,603            --          17,039
                                                    ---------      ---------    ---------      --------       ---------
CASH AND CASH EQUIVALENTS, SEPTEMBER 30..........   $      80      $  18,393    $  11,880      $     --       $  30,353
                                                    =========      =========    =========      ========       =========

                                                                    NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                   ----------------------------------------------------------------------
NET CASH FLOW FROM OPERATING ACTIVITIES..........   $  37,775      $  11,228    $ 218,035      $(29,540)      $ 237,498
                                                    ---------      ---------    ---------      --------       ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net.............................     107,440        138,592      (37,378)     (105,066)        103,588
  Capital contributions paid to affiliates,
    net..........................................          --        (38,554)          --        38,554              --
  Dividends paid.................................     (61,887)            --           --            --         (61,887)
  Preferred securities dividends paid............     (27,162)            --           --        27,162              --
  Issuance of common stock.......................      14,742             --           --            --          14,742
  Issuance of long-term debt.....................          --        305,709      153,052            --         458,761
  Long-term commercial paper, net................          --        109,643           --            --         109,643
  Retirement of long-term debt...................    (100,365)      (101,192)    (124,637)           --        (326,194)
  Other..........................................          --          8,243           --            --           8,243
                                                    ---------      ---------    ---------      --------       ---------
    Net cash provided from (used for) financing
      activities.................................     (67,232)       422,441       (8,963)      (39,350)        306,896
                                                    ---------      ---------    ---------      --------       ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures...........................      (6,632)      (278,256)    (105,179)           --        (390,067)
  Acquisitions...................................          --        (36,731)          --            --         (36,731)
  Investment in debt and equity securities,
    net..........................................          --         48,347       (2,061)           --          46,286
  Investment in joint ventures and
    subsidiaries.................................      (1,250)      (165,776)          49            --        (166,977)
  Sale of property and investment in joint
    ventures.....................................          --         46,060           --        (2,026)         44,034
  Other..........................................      38,689        (24,385)    (105,623)       70,916         (20,403)
                                                    ---------      ---------    ---------      --------       ---------
    Net cash provided from (used for) investing
      activities.................................      30,807       (410,741)    (212,814)       68,890        (523,858)
                                                    ---------      ---------    ---------      --------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................       1,350         22,928       (3,742)           --          20,536
CASH AND CASH EQUIVALENTS, JANUARY 1.............          23         25,119       14,353            --          39,495
                                                    ---------      ---------    ---------      --------       ---------
CASH AND CASH EQUIVALENTS, SEPTEMBER 30..........   $   1,373      $  48,047    $  10,611      $     --       $  60,031
                                                    =========      =========    =========      ========       =========

                               OTHER INFORMATION

                        EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

      EXHIBIT
      NUMBER                               DESCRIPTION
      -------                              -----------
       12-1        Computation of Ratio of Earnings to Fixed Charges for MCN
                   Energy Group Inc.
       12-2        Computation of Ratio of Earnings to Fixed Charges for MCN
                   Energy Enterprises Inc.
       27-1        1999 Financial Data Schedule
       27-2        1998 Financial Data Schedule

(b) Reports on Form 8-K

     MCN filed a report on Form 8-K dated September 22, 1999, under Item 5, with respect to the offering by MCN Energy Enterprises Inc. of up to $620,000,000 of its unsecured notes, designated as Medium-Term Notes, Series C (Offered Notes) pursuant to the registration statement of the registrant and MCN Energy Enterprises Inc. on Form S-3 (No. 333-47137) filed with the Securities and Exchange Commission under the Securities Act of 1933. The following documents were filed as Exhibits thereto:

        - Distribution Agreement dated September 22, 1999 with respect to the Offered Notes.

        - Form of Note with respect to the Offered Notes.

     MCN filed a report on Form 8-K dated October 4, 1999, under Item 5, announcing that it had entered into an Agreement and Plan of Merger, dated as of October 4, 1999, among MCN, DTE Energy Company, and DTE Enterprises, Inc., pursuant to which MCN and DTE Enterprises, Inc. will merge, with DTE Enterprises, Inc. as the surviving corporation in the merger. The following documents were filed as Exhibits thereto:

        - Agreement and Plan of Merger, dated as of October 4, 1999, by and among MCN Energy Group Inc., DTE Energy Company, and DTE Enterprises, Inc.

        - Press Release, dated October 5, 1999

     MCN filed a report on Form 8-K dated October 15, 1999, under Item 5, with respect to management's decision, in August 1999, to retain its natural gas producing properties in Michigan. In the 1998 MCN Annual Report on Form 10-K/A, MCN accounted for its Exploration & Production (E&P) segment, which included these properties, as a discontinued operation. Accordingly, E&P's operating results for prior periods have been reclassified from discontinued operations to continuing operations. The decision to retain these properties was based on the interaction of two factors. MCN significantly revised its strategic direction. Key aspects of the new corporate strategy include a Midwest-to-Northeast regional focus rather than a North American focus, and an emphasis on achieving operational efficiencies and growth through the integration of existing businesses. Shortly thereafter, the bid for the Michigan properties was lowered significantly. The lower price was unacceptable, especially in light of MCN's new strategic direction. The following documents were filed as Exhibits thereto:

        - MCN Energy Group Inc. 1998 Annual Report reflecting the E&P segment reclassified as a continuing operation

        - March 31, 1999 and June 30, 1999 Quarterly Operating Results and Common Stock Prices

        - MCN 1998 Financial Data Schedule

        - MCN 1997 Financial Data Schedule

        - MCN 1996 Financial Data Schedule

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            MCN ENERGY GROUP INC.

Date: November 12, 1999                     By:    /s/ GERARD KABZINSKI
                                              ----------------------------------
                                                       Gerard Kabzinski
                                                Vice President and Controller